UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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S&T Bancorp, Inc.
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(Name of person(s) filing proxy statement, if other than the registrant)

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S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 23, 2012

To the Shareholders of

S&T Bancorp, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of S&T Bancorp, Inc. (“S&T”) will be held on April 23, 2012, at 10:00 a.m. Eastern Time, at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania 15701, for the purpose of considering and voting on the following matters:

1.	The election of sixteen directors to serve a one-year term until the next annual meeting of shareholders and until their respective successors are elected and qualified;

2.	To ratify the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2012;

3.	To approve a non-binding advisory proposal on the compensation of S&T’s executive officers;

4.	To approve a non-binding advisory proposal on the frequency of future advisory votes on the compensation for S&T’s executive officers;

5.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 19, 2012 are entitled to notice of and to vote at such meeting or any adjournment thereof.

By Order of the Board of Directors,

Ernest J. Draganza Secretary

Indiana, Pennsylvania

March 22, 2012

IMPORTANT

YOUR VOTE IS IMPORTANT. IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THIS PROXY STATEMENT, FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS AN INDEPENDENT REGISTERED ACCOUNTING FIRM FOR FISCAL YEAR 2012, FOR THE NON-BINDING ADVISORY PROPOSAL ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS, AND FOR THE NON-BINDING ADVISORY PROPOSAL FOR AN “ANNUAL” VOTE ON THE COMPENSATION OF S&T’S EXECUTIVE OFFICERS.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 23, 2012

S&T’s Proxy Statement for the 2012 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at http://proxyvote.com.

IMPORTANT NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The Securities and Exchange Commission (the “SEC”) has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process is commonly referred to as “householding.”

S&T has implemented “householding” in an effort to reduce the number of duplicate mailings to the same address. This process benefits both shareholders and S&T, because it eliminates unnecessary mailings delivered to your home and helps to reduce S&T’s expenses. “Householding” is not being used, however, if S&T has received contrary instructions from one or more of the shareholders sharing an address. If your household has received only one annual report and one proxy statement, S&T will deliver promptly a separate copy of the annual report and the proxy statement to any shareholder who contacts S&T’s transfer agent, American Stock Transfer & Trust Company (“AST”), by calling their toll-free number, 1-800-937-5449, or by mail to the attention of the Operations Center at 6201 15th Avenue, Brooklyn, NY 11219. You can also notify S&T that you would like to receive separate copies of S&T’s annual report and proxy statement in the future by calling AST. Even if your household has received only one annual report and one proxy statement, S&T will continue to send a separate proxy card for each shareholder residing at your address. Please note, however, that if you also hold shares of S&T in “street name” (e.g., in a brokerage account or retirement plan account) you may continue to receive duplicate mailings.

Each proxy card should be signed, dated and returned in the enclosed self-addressed envelope. If your household has received multiple copies of S&T’s annual report and proxy statement, you can request the delivery of single copies in the future by calling AST, as instructed above, or your broker, if you hold the shares in “street name.”

S&T BANCORP, INC.

2012 PROXY STATEMENT

S&T BANCORP, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 23, 2012

INTRODUCTION

This Proxy Statement is being furnished to shareholders of S&T Bancorp, Inc. (“S&T”) in connection with the solicitation of proxies by the Board of Directors of S&T (the “S&T Board”) for use at the Annual Meeting of Shareholders, and any adjournments thereof, to be held at the time and place set forth in the accompanying notice (“Annual Meeting”). This Proxy Statement is being mailed to shareholders on or about March 26, 2012.

At the Annual Meeting, shareholders of S&T will be asked to elect sixteen directors of S&T to serve a one-year term, to approve the ratification of the selection of KPMG LLP as an independent registered public accounting firm for the fiscal year 2012, to approve a non-binding advisory proposal on the compensation of S&T’s executive officers, and to approve a non-binding advisory proposal on the frequency of future advisory votes on executive compensation.

All shareholders are urged to read this Proxy Statement carefully and in its entirety.

MEETING INFORMATION

Date, Time and Place

The Annual Meeting will be held on April 23, 2012, at 10:00 a.m. Eastern Time at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania.

Record Date, Voting Rights

The securities that can be voted at the Annual Meeting consist of shares of common stock of S&T, par value $2.50 per share (“Common Stock”), with each share entitling its owner to one vote on all matters. Only holders of the Common Stock at the close of business on March 19, 2012 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. There were 3,199 record holders of the Common Stock and 28,824,175 shares of Common Stock outstanding as of the Record Date.

A quorum is required for the transaction of business at the Annual Meeting. A “quorum” is the presence at the meeting, in person or represented by proxy, of the holders of the majority of the outstanding shares of Common Stock. Abstentions are counted for purposes of determining the presence or the absence of a quorum, but are not considered a vote cast under Pennsylvania law. Abstentions will not affect the outcome of a vote on a particular matter. Shares held by brokers in street name and for which the beneficial owners do not vote on a particular proposal because the brokers do not have discretionary voting power and have not received instructions from the beneficial owners to vote on that item are called “broker non-votes.” Brokers and banks have discretionary authority to vote shares in absence of instructions considered “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters, such as the election of directors, the advisory vote on the approval of executive compensation and the advisory vote on the frequency of future advisory votes on executive compensation. Broker non-votes are counted to determine if a quorum is present, but are not considered a vote cast under Pennsylvania law. Broker non-votes will not affect the outcome of a vote on a particular matter.

The director nominees will be elected by a plurality of the votes cast at the Annual Meeting, which means that the sixteen nominees receiving the most votes will be elected. A withheld vote on any nominee will not affect the voting results. The ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2012, the non-binding advisory proposal on the compensation of S&T’s executive officers and the non-binding advisory proposal on the frequency of future advisory votes on executive compensation require the affirmative vote of a majority of the votes cast at the Annual Meeting on the item to be approved.

Voting and Revocation of Proxies

If the appropriate enclosed form of proxy is properly executed and returned to S&T in time to be voted at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Executed but unmarked proxies will be voted “FOR ALL” the director nominees proposed by the S&T Board, which are presented in this Proxy Statement, “FOR” the ratification of the selection of KPMG LLP as an independent registered accounting firm for fiscal year 2012, “FOR” the non-binding advisory proposal on the compensation of S&T’s executive officers, and “1 Year” for the non-binding advisory proposal on the frequency of future advisory votes on executive compensation. Except for procedural matters incident to the conduct of the Annual Meeting, S&T does not know of any matters other than those described in the Notice of Annual Meeting that are to come before the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by the proxies in their discretion on such matters as recommended by a majority of the S&T Board.

The presence of a shareholder at the Annual Meeting will not automatically revoke such shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of S&T a written notice of revocation, by delivering to S&T a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The cost of soliciting proxies in the form enclosed herewith will be borne by S&T. In addition to the solicitation of proxies by mail, S&T has engaged Phoenix Advisory Partners to help solicit proxies for the Annual Meeting, and will pay Phoenix Advisory Partners $7,000, plus its out-of-pocket expenses, for the solicitation of proxies. S&T may also solicit proxies personally or by telephone, through its directors, officers and regular employees. S&T also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

Internet Availability of Proxy Materials

S&T’s Proxy Statement for the 2012 Annual Meeting of Shareholders and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, are available at http://proxyvote.com.

BENEFICIAL OWNERS OF S&T COMMON STOCK

Under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to S&T to be deemed to be a beneficial owner of 5% or more of Common Stock as of December 31, 2011, and S&T has relied solely on information provided in the public filings made by the holders below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	BlackRock Inc.	2,200,486	(1)	7.83%
	40 East 52nd Street
	New York, NY 10022
Common Stock	The Vanguard Group, Inc.	1,486,721	(2)	5.28%
	100 Vanguard Blvd.
	Malvern, PA 19355

(1)	According to its Schedule 13G filed with the SEC on February 10, 2012, BlackRock, Inc. has sole dispositive power and sole voting power for 2,200,486 of these shares. The percentage of ownership is calculated as of the filing date of the Schedule 13G.
(2)	According to its Schedule 13G filed with the SEC on February 10, 2012, The Vanguard Group, Inc. has sole dispositive power for 1,446,008 shares and shared dispositive voting power for 40,713 shares. The number of shares Vanguard Group, Inc has sole power to vote or direct to vote is 40,713. The percentage of ownership is calculated as of the filing date of the Schedule 13G.

S&T is not aware of any other person who beneficially owns more than 5% of any class of securities of S&T other than those listed above.

BENEFICIAL OWNERSHIP OF S&T COMMON STOCK BY DIRECTORS AND OFFICERS

The following table sets forth, as of March 19, 2012, the amount and percentage of Common Stock beneficially owned by each director, each nominee for director and each of the Named Executive Officers (as defined below) of S&T, as well as the directors and executive officers of S&T as a group. Unless otherwise indicated, all persons listed below have sole voting and investment power of all shares of Common Stock. The business address of each of S&T’s directors and officers is 800 Philadelphia Street, Indiana, Pennsylvania 15701.

Name	Shares of Common Stock Beneficially Owned(1)	Percent Owned
David G. Antolik	37,233	*
John N. Brenzia	12,676	*
Todd D. Brice	106,184	*
John J. Delaney	73,219	*
Michael J. Donnelly	32,550	*
William J. Gatti	30,369	*
Jeffrey D. Grube	26,132	*
Edward C. Hauck	53,590	*
Frank W. Jones	32,099	*
Joseph A. Kirk	68,473	*
Mark Kochvar	47,060	*
David L. Krieger	39,852	*
James V. Milano	9,985	*
James C. Miller	104,686	*
Alan Papernick	30,370	*
Robert Rebich, Jr.	133,499	*
David P. Ruddock	60,142	*
Charles A. Spadafora	73,347	*
Christine J. Toretti	26,373	*
Charles G. Urtin	20,460	*
All current directors and executive officers as a group (28 persons)	1,201,539	4.113%

(1)

May include shares held by spouse, other family members, as trustee or through a corporation. Includes shares issuable upon the exercise of nonstatutory stock options exercisable within 60 days of March 19, 2012: Mr. Antolik, 23,250 shares; Mr. Brice, 35,000 shares; Mr. Delaney, 10,500 shares; Mr. Donnelly, 10,500 shares; Mr. Gatti, 10,500 shares; Mr. Grube, 10,500 shares; Mr. Hauck, 27,000 shares; Mr. Jones, 10,500 shares; Mr. Kirk, 10,500 shares; Mr. Kochvar, 19,500; Mr. Krieger, 27,000 shares; Mr. Miller, 45,000 shares; Mr. Papernick, 7,500 shares; Mr. Ruddock, 30,000 shares; Mr. Spadafora, 10,500 shares; and Ms. Toretti, 10,500 shares. Mr. Brice disclaims beneficial ownership of 1,475 shares that are directly owned by his spouse. Mr. Miller disclaims beneficial ownership of 17,760 shares that are directly owned by his spouse. Mr. Papernick disclaims beneficial ownership of 16,512 shares held in trust for his grandchildren with his spouse as trustee.
*	Less than 1% of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires S&T’s directors and executive officers, and persons who own more than 10% of S&T’s stock, to report to the SEC certain of their transactions with respect to S&T’s Common Stock. The SEC reporting rules require that changes in beneficial ownership generally be reported on Form 4 within two business days after the date on which the change occurs. A Form 3 to report stock holdings in S&T must be filed within ten days of when a director, executive officer or person who owns more than 10% of S&T’s stock becomes subject to Section 16(a) of the Exchange Act.

Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were filed in a timely manner, with the exception of the following: Ernest J. Draganza, Sr. Executive Vice President; Patrick J. Haberfield, Executive Vice President; Thomas E. Kiral, Executive Vice President; Malcolm E. Polley, Executive Vice President; and Christine Toretti, Director. Each executive had a single late filing for a Form 4 for grants of restricted Common Stock on March 21, 2011, which was inadvertent, and such Form 4 was subsequently filed. Director Toretti had late Forms 4 for sales of Common Stock by a trustee who had sole discretion to sell Common Stock without her knowledge. Director Toretti filed a Form 5 in February 2012 to report these transactions.

PROPOSAL 1—ELECTION OF DIRECTORS

General

The By-laws of S&T provide that the number of directors constituting the S&T Board will consist of not less than 12 nor more than 25, with the exact number to be fixed and determined from time to time by resolution of a majority of the S&T Board. Currently, the S&T Board has fixed the number of directors at 16.

The nominees were each recommended by our Nominating and Corporate Governance Committee (the “Nominating Committee”). Each director nominee will serve a one-year term. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the S&T Board. There are no family relationships between or among any of our directors, executive officers or persons nominated or chosen to become a director or executive officer. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below.

Set forth below is a brief description of the principal occupation and business experience of each of our nominees for director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the S&T Board and each board committee of which he or she is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the S&T Board’s experience in working with their fellow directors. Each director has served on the S&T Board for at least three and a half years, and certain nominees and continuing directors have 20 or more years of experience on the S&T Board. Accordingly, the S&T Board has had significant experience with the incumbent directors and has had the opportunity to assess the contributions that the directors have made to the board as well as their industry knowledge, judgment and leadership capabilities.

Director Nominees to be Elected at the 2012 Annual Meeting:

John N. Brenzia, 70, has served as a director of S&T since 2008 and is a member of the Audit Committee and the Nominating Committee. Mr. Brenzia has been Vice President & Chief Financial Officer of Fox Chase Management d/b/a Irwin Car and Equipment and Baker Capital Limited since 2003. Mr. Brenzia, who joined our board following our acquisition of IBT Bancorp, Inc. in 2008, has deep experience in finance and banking relationships. Mr. Brenzia served on the board of IBT Bancorp and was a member of its audit committee, and such experience as a director of a similar regional financial institution provides valuable insight to the board. In addition, his service as a director on the S&T Board assisted with integration efforts in connection with the acquisition of IBT Bancorp. Mr. Brenzia’s career serving in various management positions, specifically in the finance and treasury divisions, and in the manufacturing industry, provide the board with expertise regarding credit, contract administration, analysis of financial statements, operations and lending and borrowing practices. His management expertise, and experience in treasury and finance divisions, and his service on the audit committee of IBT Bancorp, qualifies him to serve on our Audit Committee, and his broad experiences as a director of IBT Bancorp provides a strong background to serve on our Nominating Committee.

Todd D. Brice, 49, has been a director of S&T since 2005. Mr. Brice has been President and Chief Executive Officer of S&T and S&T Bank since 2008 and was formerly President and Chief Operating Officer of S&T and S&T Bank from 2004 until 2008 and Executive Vice President of Commercial Lending at S&T and S&T Bank from 2002 until 2004. With 27 years of banking experience, including nine years of senior management experience at S&T, we believe that Mr. Brice’s deep industry knowledge and his expertise in our operations, commercial lending and corporate strategy provides the S&T Board with significant insight across a broad range of issues critical to our business. As our chief executive officer, Mr. Brice provides unique insight to the S&T Board regarding our day-to-day operations, customer information, competitive intelligence, general trends in national and local banking and issues regarding our financial results.

John J. Delaney, 70, has served as a director of S&T since 1987 and is a member of the Compensation and Benefits Committee and the Nominating Committee. Mr. Delaney has been the President of Delaney Chevrolet, Inc. since 1971 and President of Riehle Chevrolet, Inc. d/b/a Star Chevrolet, Nissan, Volvo since 1983. We believe that Mr. Delaney’s 40 years of experience in the retail auto industry provides the Board with important experience regarding consumer lending and loan risk management. Mr. Delaney’s extensive board experience during his career, including his service as a director of the board of the Indiana Chamber of Commerce, the Indiana Industrial Development Authority and the Indiana County Airport Authority Board, affords him valuable insight into the local business community. His management experience and board service, along with his deep experience as a long-standing member of the S&T Board, also qualify him to serve on our Compensation and Benefits Committee and our Nominating and Corporate Governance Committee. We also believe that his experience operating a series of auto dealerships provides the Compensation and Benefits Committee with experience regarding motivating our executive team through our various compensation plans and policies.

Michael J. Donnelly, 54, has served as a director of S&T since 2001 and is a member of the Compensation and Benefits Committee and the Nominating Committee. Mr. Donnelly has been President of Indiana Printing and Publishing Company, Inc. since 1993. We believe that Mr. Donnelly’s deep experience in managing and operating a local business provides the S&T Board with valuable insight into the issues addressing our local corporate and consumer borrowers. His experience in developing appropriate compensation for the executives and senior management of his company qualifies him to serve on our Compensation and Benefits Committee, and his experience on our board, as well as his management experience with a large publicly traded corporation, provides him with a solid background for service on our Nominating Committee.

William J. Gatti, 70, has been a director of S&T since 1993. Mr. Gatti is the owner of Gatti Medical Supply, Inc., a medical distribution company, and has served as the chief executive officer of Gatti LTC Pharmacy, a long term care provider, and was the founder and former chief executive officer and chairman of Millennium Pharmacy Systems, Inc., a long term care provider, from 2003 until 2008. He was also the owner and operator of Gatti Retail Pharmacy. We believe that Mr. Gatti’s experience in the medical industry offers valuable perspective and significant expertise to the S&T Board, and provides the S&T Board with a strategic outlook and management experience into operations and lending opportunities in the medical and medical care industries.

Jeffrey D. Grube, 58, has served as a director of S&T since 1997 and is a member of the Audit Committee and Chairman of the Compensation and Benefits Committee. Mr. Grube has served as President of B.F.G. Electroplating and Manufacturing Company as well as B.F.G. Manufacturing Service, Inc. since 1990. Mr. Grube’s career as an executive in the manufacturing industry includes financial and engineering experience. His extensive experience working with small and medium-sized businesses provides the S&T Board with valuable experience regarding potential borrowers and customers, customer relations, lending issues and credit risk. Mr. Grube also served as a director on the board of a privately held company that supplies compliance products to lending solutions. Mr. Grube’s executive and board experience in the manufacturing sector and experience with financial institutions allow him to bring relevant insight regarding regulatory and financial compliance issues to the S&T Board, including the Audit Committee.

Frank W. Jones, 67, has served as a director of S&T since 1997 and is a member of the Audit Committee and Chairman of the Nominating Committee. Mr. Jones is an attorney and has been practicing independently in Allegheny County since 1970. Mr. Jones joined the S&T Board following the acquisition of People’s Bank of Unity, a regional financial institution, where he served on the board of directors. Mr. Jones assisted the S&T Board with integration and strategic issues following the acquisition. Mr. Jones’ legal practice, which focuses on estate administration and estate litigation, allows him to provide valuable insight to the S&T Board specifically with respect to our Wealth Management division, including on such issues as customer acquisition, marketing, strategic considerations, compliance and legal risk. We believe that Mr. Jones’ experience as a director of a similar bank to S&T, together with his legal experience as it relates to one of our core businesses and his 15 years of experience on the S&T Board, qualifies him to serve as a director and serve on our Audit Committee and Nominating Committee.

Joseph A. Kirk, 72, has served as director of S&T since 1993 and is Chairman of the Audit Committee and a member of the Compensation and Benefits Committee. Mr. Kirk has been President of Beaver Meadow Creamery, Inc. since 1975 and has served as chief executive officer and chairman of the board since 1992. Mr. Kirk’s experience leading Beaver Meadow and his career in manufacturing provide valuable insight to the S&T Board regarding their corporate customer base, lending issues and credit risk. We also believe that his experience as chief executive officer also provides the Compensation and Benefits Committee with insight and perspective regarding motivating our executive team through our various compensation plans and policies, and his experience with Beaver Meadow’s financial matters adds broad experience to our Audit Committee.

David L. Krieger, 68, has served as a director of S&T since 2007. Mr. Krieger is retired but was formerly Senior Executive Vice President and Commercial Lending Group Manager of S&T and S&T Bank. We believe that Mr. Krieger’s 24 years of experience at S&T, including leading our commercial lending group, adds valuable experience to the S&T Board. Mr. Krieger has deep knowledge of our lending practices and our customer base, and his commercial lending experience, both at S&T and at his prior employer, provides the S&T Board with significant operational insights regarding credit risk.

James V. Milano, 52, has been a director of S&T since 2006 and is a member of the Audit Committee and the Nominating Committee. Mr. Milano is a Certified Public Accountant and independent consultant. He is the President of Lexington Business Advisors, LLC since 2011. Mr. Milano was Chief Financial Officer of NEP Supershooters L.P. from 2001 to 2005. In total, Mr. Milano has 30 years of experience in public accounting, private industry and independent consulting on accounting and financial matters, including accounting, mergers and acquisitions advisory, capital markets and business management and process improvement. We believe that Mr. Milano’s background in accounting and finance, as well as his operating experience, brings a valuable perspective to the S&T Board both with respect to accounting and financial and strategic aspects of S&T’s business and to the Audit Committee on which he serves as “audit committee financial expert.”

James C. Miller, 66 has been Chairman of S&T and S&T Bank since 2004 and a director since 1993. Mr. Miller is retired but was formerly Chief Executive Officer of S&T and S&T Bank from 1998 until 2008 and President of S&T and S&T Bank from 1993 until 2005. We believe that Mr. Miller’s career of banking experience, including 39 years with S&T or an affiliate bank and his service as our former chief executive officer, provides him with a unique perspective of our business, including our markets, customer base, senior management, key employees, potential customers, and operations and finances, and qualifies him to serve on the S&T Board.

Alan Papernick, 74, has been a director of S&T since 1997. Mr. Papernick is an attorney and has been affiliated with the firm of Papernick and Gefsky, LLC and its predecessor, Papernick & Gefsky, P.C. since 1970. Mr. Papernick’s wide-ranging practice and breadth of experience has been of particular value in assisting the S&T Board with evaluating business issues. Also, as the owner of multiple real estate interests in our geographic market, Mr. Papernick brings insightful real estate experience to the S&T Board, and assists the S&T Board with evaluating credit risk and lending opportunities with regard to real estate developers and other consumer and commercial borrowers purchasing or leasing real estate interests. Mr. Papernick’s deep legal experience, specifically in our market, brings valuable experience and qualifies him to serve on the S&T Board.

Robert Rebich, Jr., 70, has been a director of S&T since 2008 and is a member of the Audit Committee and the Compensation and Benefits Committee. Mr. Rebich has been President of Amax Corporation, a property management firm, since 1996. Mr. Rebich joined the S&T Board following our acquisition of IBT Bancorp, Inc., and has provided the S&T Board with valuable transitional and strategic insights, in addition to advising on integration and operational issues. We believe that Mr. Rebich’s experience in founding and operating a precision manufacturing company, in addition to his experience as a director of IBT Bancorp, provides the S&T Board with instrumental insight into commercial lending opportunities and risk that are critical to our business. His experience with respect to the financial aspects of operating his manufacturing company provides valuable perspective and expertise to our Audit Committee, and his management and prior board experience with a similar financial institution adds significant value to our Compensation and Benefits Committee, including advising on executive compensation policies and enhancing shareholder value.

Charles A. Spadafora, 70, has been a director of S&T since 1987 and is a member of the Compensation and Benefits Committee. Mr. Spadafora has been President of Colonial Motor Mart since 1975, President of Colonial Toyota since 1989, and President of Indiana Colonial Nissan d/b/a Mark Arbuckle Nissan since 2008. Mr. Spadafora has over 40 years of business experience in both small and large enterprises, with extensive business experience and involvement as a community leader in a large portion of the markets in which S&T operates. We believe Mr. Spadafora’s over 20 years of service as a director of S&T and his decades of extensive involvement in communities which we serve provide the S&T Board with valuable perspective on the issues facing S&T and insight into the markets we serve, and assist our Compensation and Benefits Committee in developing our compensation policies and practices in order to secure talented employees, management and directors.

Christine J. Toretti, 55, has been a director of S&T since 1984 and is a member of the Nominating Committee. Ms. Toretti has been the President of Palladio, LLC since 2011 and was the Chairman and Chief Executive Officer of S.W. Jack Drilling Company from 1990 through 2010, a partner in C&N Company, a gas driller and production company since 1971 and the President of The Jack Company since 1988. Ms. Toretti’s deep industrial and energy experience provides the S&T Board with a strategic outlook regarding lending and other commercial opportunities in these sectors, and her experience of leading a family business allows her to offer the S&T Board valuable management perspective and credit risk assessment with respect to our industrial and oil and gas borrowers.

Charles G. Urtin, 65, has been Vice Chairman of S&T and S&T Bank since 2008. Mr. Urtin is retired but was formerly President and Chief Executive Officer of IBT Bancorp, Inc. and Irwin Bank. We believe that Mr. Urtin’s 40 years of banking experience, including serving as chief executive officer of IBT Bancorp and Irwin Bank, provides the S&T Board with valuable industry, strategic, financial and operational insight, and his long-standing presence as a leader of a regional bank operating in our geographic market assists the S&T Board with customer acquisition, credit risk analysis and loan portfolio management. Mr. Urtin has assisted the S&T Board with transition and integration issues following our acquisition of IBT Bancorp in 2008.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR ALL” OF THE NOMINEES.

CORPORATE GOVERNANCE

Director Independence

The S&T Board determines annually that a majority of directors serving on the S&T Board are independent as defined in the NASDAQ listing standards. In 2011, the S&T Board also considered all direct and indirect transactions described in “Transactions with Related Parties” and “Compensation Committee Interlocks and Insider Participation” in determining whether the director is independent. Finally, the S&T Board also considered whether a director has any other material relationships with S&T and concluded that none of these directors had a relationship that impaired the director’s independence. There were no other related party transactions other than those described in the aforementioned sections of this Proxy Statement. The Nominating Committee has the delegated responsibility to evaluate each director’s qualifications for independence for the S&T Board and for the committees of the S&T Board. Following review of the objective measures, the Nominating Committee and S&T Board also consider on a subjective basis each director’s personal and/or business relationships, regardless of dollar amount.

On February 20, 2012, the S&T Board determined the following 14 directors are independent under the NASDAQ listing rules: Mr. Brenzia, Mr. Delaney, Mr. Donnelly, Mr. Grube, Mr. Jones, Mr. Kirk, Mr. Krieger, Mr. Milano, Mr. Miller, Mr. Papernick, Mr. Rebich, Mr. Spadafora, Ms. Toretti and Mr. Urtin. As discussed below, all members of the Compensation and Benefits Committee and the Nominating Committee are independent under the NASDAQ rules. In addition, the S&T Board determined that each of the members of the Audit Committee are independent under applicable SEC and NASDAQ rules.

Board and Committee Meetings

The S&T Board has implemented a formal policy that strongly encourages director attendance at the annual meeting of shareholders. In 2011, all of S&T’s directors attended the annual meeting of shareholders. Independent members of the S&T Board meet at least twice per year in regularly scheduled executive sessions with an independent lead director presiding over all executive sessions.

During 2011, the S&T Board held 18 board meetings, with the following number of meetings held by the S&T Board committees: Audit, ten; Compensation and Benefits, seven; Directors Credit Risk, twelve; Nominating and Corporate Governance, five; and Wealth Management Oversight, four. All directors attended at least 75% of the total number of meetings of the S&T Board and committees, except for Director Rebich, who attended 73% of S&T committee meetings on which he served. Mr. Rebich’s absences were due to personal reasons approved by the S&T Board or to unavoidable scheduling conflicts. Mr. Rebich attended 86% of the regularly scheduled committee meetings held during 2011, but missed four special meetings. Mr. Rebich attended 94% of the board meetings.

Board Structure; Separate Roles of Chairman and Chief Executive Officer

There are currently 16 directors comprising the S&T Board. The S&T Board has established five Board Committees: Audit, Compensation and Benefits, Directors Credit Risk, Nominating and Corporate Governance, and Wealth Management Oversight

We have a separate chairman of our Board of Directors, a non-executive position, and a Chief Executive Officer.

The S&T Board believes that, as part of our efforts to embrace and adopt good corporate governance practices, different individuals should hold the positions of Chairman of the Board and Chief Executive Officer to aid in the Board’s oversight of management. Our Board believes that separation of the roles of Chairman and Chief Executive Officer is the best governance model for S&T and its shareholders at this time. Under this model, our Chairman can devote his attention to assuring that S&T has the proper governance controls in place, that our Board is properly structured from the standpoints of membership, size and diversity, and that management has the support it needs from the Board to carry out our strategic priorities. The Chief Executive Officer, relieved of the duties normally performed by the Chairman, is free to focus his entire attention on growing and strengthening the business.

The duties of non-executive Chairman of the Board include:

•	presiding over all meetings of the S&T Board;

•	preparing the agenda for S&T Board meetings with the Corporate Secretary and in consultation with the Chief Executive Officer, Lead Director and other members of the S&T Board;

•	assigning tasks to the appropriate committees of the S&T Board;

•	ensuring the information flows openly between senior management and the S&T Board; and

•	presiding over all meetings of shareholders.

The independent members of the S&T Board appointed Director Milano as the “Lead Director.” The Lead Director plays an important role in our corporate governance structure. The Lead Director’s responsibilities include: convening executive sessions of the independent directors; setting the agenda of and leading meetings of the independent directors; briefing the Chairman and the chief executive officer regarding issues arising during executive sessions, as necessary; collaborating with the Chairman and the Chief Executive Officer to determine the board agenda and board information following consultations with the independent directors and the committee chairpersons; and facilitating board communication among the independent directors outside of board meetings. Finally, the Lead Director consults with the Chairman and Chief Executive Officer in advance of each Board meeting regarding the views of the independent directors.

We believe that the S&T Board, the Board Committees as presently constituted and the leadership structure of the S&T Board enables the S&T Board to fulfill its role in overseeing and monitoring the management and operations of S&T and protecting the interests of S&T and its shareholders.

The S&T Board’s Role in Risk Oversight

Role of the S&T Board

The S&T Board oversees an enterprise-wide approach to risk management (“ERM”), designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. The Board regularly discusses with our Chief Risk Officer (the “CRO”) our major risk exposures, their potential impact on S&T, and the steps we take to manage them. A fundamental part of risk management is not only understanding the risks a company faces in its current and future activities and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a regional full-service financial institution, particularly as a result of recent legislative and regulatory changes. Under ERM, our business unit managers will identify and quantify the levels and types of inherent risk within their areas of responsibility, as well as consider the appropriateness of existing risk responses and controls for mitigating risks, based upon a standard definition of risk and risk mitigation established by the Risk Management Committee. By utilizing a comprehensive and standardized view of the nature and level of risk for which we are exposed to and the interaction of the various risk components identified in our ERM program, we are better able to assess and manage our risk and react to uncertainties.

Currently, our Board administers its risk oversight function directly and through the Audit Committee, the Compensation and Benefits Committee (the “Compensation Committee”), the Directors Credit Risk Committee (the “DCR Committee”) and the Risk Management Committee.

Pursuant to the terms of our Audit Committee charter, the CRO is accountable to both the Audit Committee and our Chief Executive Officer. The Audit Committee reviews and approves the appointment, replacement or dismissal of the CRO, and discusses the organizational structure and staffing regarding risk management, internal controls and regulatory compliance. In 2010, the Audit Committee engaged an independent consulting firm to provide a comprehensive approach to assisting the CRO in further developing an effective enterprise risk management process and environment that links corporate strategy and risk management.

The CRO, as the administrator of the ERM program, regularly meets with management, including the Chief Executive Officer, to discuss our various primary areas of risk identified as part of the ERM program, including credit matters and risks related to our loan portfolio; liquidity and market risks; capital requirements and ratios and related financial risk; legal, regulatory and compliance risks; and operational, reputation and strategic risks. As necessary, the Audit Committee meets with the CRO to discuss and analyze risks to S&T without management present. The CRO makes a quarterly ERM presentation to the full Board of Directors and regularly reports on corporate governance, compliance and risk-related matters at other Board meetings.

The Audit Committee also is responsible for monitoring our compliance risk with respect to regulatory and legal matters, and also focuses on financial risk, including internal controls. The Audit Committee annually reviews and evaluates our internal audit function and meets with our Chief Audit Executive to review and assess internal audit risks including executive sessions without management present.

Our Risk Management Committee, which is comprised of members of our senior management, including the Chief Risk Officer, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Audit Executive, Chief Lending Officer and the Information Technology and Operations Officer, meets quarterly to discuss the risk exposures of the enterprise, reviews changes to those exposures based on internal and external events, takes action to manage and mitigate such risks, discusses significant policy changes and new products/services and reviews ERM reports before presentation to the S&T Board. The Audit Committee receives information from the CRO regarding activities of the Risk Management Committee including meeting minutes, oversees management’s implementation and enforcement of S&T’s risk management policies, procedures and guidelines including adherence to the risk assessment methodology process and documentation thereof, and reviews outstanding management action plans for risk remediation including regulatory examination matters.

The Compensation Committee is responsible for assessing and mitigating risks associated with S&T’s compensation practices, both with respect to S&T’s Named Executive Officers (as further defined and described in the Compensation Discussion and Analysis section of this Proxy Statement) and its employees generally. The Compensation Committee reviews the incentive compensation arrangements for S&T’s Named Executive Officers with the CRO to ensure that the compensation arrangements do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the value of S&T. The Compensation Committee meets at least semi-annually to discuss and evaluate the risk posed to S&T by its employee compensation plans.

Our DCR Committee is comprised of ten directors, three of which serve on the DCR Committee on a rotating basis so that all directors serve from time to time on the DCR Committee. Participation on the DCR Committee enables directors to assess and monitor the risk associated with credits being brought into S&T Bank’s loan portfolio by our loan officers. The DCR Committee meets on a monthly basis and is responsible for reviewing the credit administration risk management practices and reporting; the performance of the independent loan review function and its assessment of the management of credit risk arising from the lending and lending related functions of S&T Bank; the review of approved commercial loan proposals; credit policy approval; and providing guidance on pertinent credit risk matters including loan related strategies.

Employee Compensation Policies and Managing Risk

We believe our approach to goal setting, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe that several features of our compensation policies and programs reflect sound risk management practices, such as basing incentive awards on the achievement of a predetermined earnings per share (“EPS”) goal, an audited number, and the granting of restricted stock subject to a one or two year vesting that serves the additional purpose of encouraging senior officers to make decisions currently that promote long-term growth and retention combined with stock ownership guidelines. All awards granted under the 2011 incentive plans will be subject to Compensation Committee review and approval based upon corporate and/or individual performance. The incentive plan for senior management, as described in the Compensation Discussion and Analysis section below, contains a “Shareholder Protection Feature,” which provides that awards will not be made unless S&T maintains well capitalized capital ratio requirements, as established by applicable regulatory authorities. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. The Compensation Committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. Based on the review by the Compensation Committee, the review of our Troubled Asset Relief Program and Capital Purchase Program compliance by our CRO, the S&T Board determined that it is not reasonably likely that S&T’s compensation and benefit plans would have a material adverse effect on the Company. Certain restrictions regarding our executive compensation were removed upon our redemption of all of our outstanding TARP preferred stock in December 2011.

Audit Committee

The members of the Audit Committee are John Brenzia, Jeffrey Grube, Frank Jones, Joseph Kirk (Chairman), James Milano and Robert Rebich, Jr. All members meet the independence standards for audit committees established by the SEC and NASDAQ. A written charter approved by the S&T Board governs the committee and includes the provisions required by the NASDAQ listing standards. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Audit Committee has provided information regarding the functions performed by the Audit Committee and its membership in the “Report of the Audit Committee,” included in this Proxy Statement on page 50.

James Milano has been designated by the S&T Board as S&T’s “audit committee financial expert.” The S&T Board has determined that Mr. Milano meets the qualifications of an audit committee financial expert under SEC regulations adopted under the Sarbanes-Oxley Act of 2002. Mr. Milano is a CPA with 20 years of public accounting experience, including managing partner of Datemasch Milano & Associates and four years of experience serving as CFO of NEP Supershooters L.P. He has a BS in business administration and an MS in taxation. This experience and education gives Mr. Milano an understanding of U.S. generally accepted accounting principles and financial statements; the ability to assess general applications of such principles in connection with accounting for estimates, accruals and reserves; experience preparing, auditing, analyzing or evaluating financial statements presenting a breadth and level of complexity of accounting issues that are comparable to S&T’s financial statements; an understanding of internal control over financial reporting; and an understanding of audit committee functions.

Compensation and Benefits Committee

The members of the Compensation Committee are John Delaney, Michael Donnelly, Jeffrey Grube (Chairman), Joseph Kirk, Robert Rebich, Jr., and Charles Spadafora. The Compensation Committee’s function is to recommend to the S&T Board action on executive compensation and compensation and benefit changes brought to it by management. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The Compensation Committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

The Compensation Committee is responsible for our stated compensation strategies, goals and purposes, ensuring that there is a strong link between the economic interests of management and shareholders; that members of management are rewarded appropriately for their contributions to company growth and profitability; and that the executive compensation strategy supports organization objectives and shareholder interests. The Compensation Committee must provide clear direction to management to ensure that its policies and procedures are carried out in a manner that achieves balance and is consistent with safety and soundness. It approves any material exceptions or adjustments to the incentive compensation arrangements established for senior executives, and carefully considers and monitors the effects of any approved exceptions or adjustments. It receives and reviews, on an annual or more frequent basis, an assessment by management, with appropriate input from risk management personnel, of the effectiveness of the design and operation of the organization’s incentive compensation system in providing appropriate risk-taking incentives. It also reviews periodic reports of incentive compensation awards and payments relative to risk outcomes on a backward-looking basis. It ensures that the incentive compensation arrangements for S&T do not encourage employees to take risks that are beyond our ability to manage effectively. It also performs other related duties as defined in its written charter.

The process, policies and specific determinations of the Compensation Committee with respect to compensation of our named executive officers for fiscal 2011 are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

Additionally, because S&T participated in the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”) established by the U.S. Department of Treasury (“U.S. Treasury”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), during fiscal 2011, the Compensation Committee has additional responsibilities under the EESA, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”). Those additional responsibilities include the following:

•

discussing, evaluating and reviewing with S&T’s senior risk officers, at least every six months, the compensation plans for S&T’s Named Executive Officers to ensure that such compensation arrangements do not encourage the Named Executive Officers to take unnecessary risks that threaten the value of S&T;

•

discussing, evaluating and reviewing with S&T’s senior risk officers, at least every six months, all of S&T’s employee compensation plans in light of the risks posed to S&T by such plans and how to limit such risks;

•

discussing, evaluating and reviewing, at least every six months, all of S&T’s employee compensation plans to ensure that the plans do not encourage the manipulation of S&T’s reported earnings to enhance the compensation of any employee; and

•

annually certifying its completion of its reviews of S&T’s compensation plans and providing disclosure regarding (i) how the Named Executive Officer compensation plans do not encourage unnecessary and excessive risks, (ii) the risks posed by S&T’s employee compensation plans and how such risks were limited, and (iii) how S&T has ensured that its employee plans do not encourage the manipulation of earnings to enhance the compensation of any employees.

In December 2011, S&T redeemed all of the preferred stock it sold to the U.S. Treasury in January of 2009 as part of the CPP.

The Compensation and Benefits Committee Report is on page 36 of this Proxy Statement.

Nominating and Corporate Governance Committee

The members of the Nominating Committee are John Brenzia, John Delaney, Michael Donnelly, Frank Jones (Chairman), James Milano and Christine Toretti. The Nominating Committee functions are to assist the S&T Board in reviewing the qualifications and independence of the members of the S&T Board and its various committees on a periodic basis as well as the composition of the S&T Board as a whole; to oversee the evaluation of the performance of the S&T Board and its committees as a whole; to select director nominees for election by shareholders; and to provide guidance to the S&T Board on corporate governance issues. In addition, the Nominating Committee reviews all transactions with related parties, as further described on page 48 of this Proxy Statement. A written charter approved by the S&T Board governs the committee. A copy of the charter is included on S&T’s website www.stbancorp.com, under Corporate Governance. The committee is comprised entirely of independent board members, as defined by NASDAQ listing standards.

Director Qualifications and Nominations; Board Diversity

The Nominating Committee has adopted, and the S&T Board has ratified, a corporate policy for identifying and evaluating candidates for membership on the S&T Board. The Nominating Committee identifies potential candidates based on suggestions from directors, officers of S&T and S&T shareholders. The Nominating Committee will consider shareholder nominations for directors in accordance with the procedure set forth in Section 202 of S&T’s By-laws and applicable law. The procedure provides that a notice relating to the nomination must be timely given in writing to the Corporate Secretary of S&T, at 800 Philadelphia Street, Indiana, PA 15701, prior to the meeting. To be timely, the notice must be delivered not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the meeting. Such notice must be accompanied by the nominee’s written consent to be named in the applicable proxy statement and contain information relating to the business experience and background and the nominee’s holdings of Common Stock and information with respect to the nominating shareholder. There are no differences in the manner in which the Nominating Committee evaluates candidates for membership on the S&T Board based on whether such candidate is recommended by a shareholder, the Nominating Committee, or by any other source.

In evaluating and selecting nominees to the Board, the Nominating Committee takes into account all factors and criteria it considers appropriate, which includes but is not limited to: high personal and professional integrity; sound judgment and exceptional ability; business experience; area of residence in relationship to S&T’s geographic market; other directorship experience that would be beneficial to the S&T Board and management of S&T; diversity of experience relative to that of other S&T directors; diversity of age, gender, minority status, level and type of education; whether the candidate will be effective in serving the long-term interests of S&T’s shareholders; whether the candidate has sufficient time and energy to devote to the affairs of S&T; whether the candidate possesses a willingness to challenge and stimulate management and the ability to work as part of a team; whether the candidate meets the independence requirements of the NASDAQ listing standards; whether the candidate is free from conflicts of interest with S&T; and any other factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Nominating Committee may engage a third party search firm to assist it in identifying director candidates, but the Nominating Committee did not do so in 2011. S&T did not receive any timely shareholder nominations for director for consideration for this Annual Meeting. Accordingly, S&T has not rejected or refused such candidates.

Shareholder Communications with Directors

Shareholders who desire to communicate with the S&T Board or a specific director should send any communication, in writing, to S&T Bancorp, Inc., 800 Philadelphia Street, Indiana, Pennsylvania 15701, ATTN: Corporate Secretary. Any such communication should state the number of shares beneficially owned by the shareholder. S&T’s Corporate Secretary will initially review all communications received in accordance with the Shareholders Communication Policy adopted by the S&T Board. The Corporate Secretary will relay all such communications to the appropriate director or directors on a periodic basis unless the Corporate Secretary determines that the communication does not relate to the business or affairs of S&T or the functioning or constitution of the S&T Board or any of its committees; relates to routine or insignificant matters that do not warrant the attention of the S&T Board; is an advertisement or other commercial solicitation or communication; is frivolous or offensive; or is otherwise not appropriate for delivery to directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full S&T Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through S&T’s management and only in accordance with S&T’s policies and procedures, applicable laws and regulations relating to the disclosure of information.

Code of Conduct and Ethics

The S&T Board has adopted a Code of Conduct for directors, officers and employees, which is posted on S&T’s website www.stbancorp.com, under Corporate Governance. The Code of Conduct addresses the professional, honest and candid conduct of each director, officer and employee; conflicts of interest, disclosure process, compliance with laws, rules and regulations (including insider trading laws); corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets; and encourages the reporting of any illegal or unethical behavior. A waiver for an executive officer or director of S&T may be made only by the S&T Board and must be promptly disclosed as required by SEC or NASDAQ rules. S&T will disclose any such waivers, as well as any amendments to the Code of Conduct, on S&T’s website. Shareholders may obtain a printed copy of the Code of Conduct by contacting the Corporate Secretary at the address previously provided.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during 2011 were John Delaney, Michael Donnelly, Jeffrey Grube, Joseph Kirk, Robert Rebich, Jr. and Charles Spadafora. During 2011 S&T Bank made the following payments to members of the Compensation Committee:

S&T Bank made payments of $208,691 for the purchase of printing services and promotional items from companies owned or controlled by Director Donnelly.

S&T Bank made aggregate payments of $157,219 for the purchase and maintenance of vehicles and the lease of a parking lot from companies owned or controlled by Director Delaney. The terms of the parking lot lease agreement provide for a monthly payment of $4,000 until April 30, 2010 with additional four successive renewal options of five years each and one successive renewal option of four years. S&T exercised the first option extending the lease from May 1, 2010 to April 30, 2015. The monthly rental shall be increased for each renewal term based on the Consumer Price Index. The monthly payment for the months of January through March of 2011 was $4,630, and from April through December, the monthly payment was $4,975.

S&T Bank made aggregate payments of $122,448 for the purchase and maintenance of vehicles from companies owned or controlled by Director Spadafora.

In addition, S&T Bank may make extensions of credit to members of the Compensation Committee in the ordinary course of business and on the same terms as available to other non-related parties. See “Transactions with Related Parties.”

No member of the Compensation Committee was at any time during fiscal 2011 an officer or employee of our company or any of our subsidiaries and no member has ever served as an executive officer of S&T. None of our executive officers serves or, during fiscal 2011, served as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

The Nominating Committee annually reviews the S&T director compensation. S&T’s director compensation is designed to align the board of directors with its shareholders and to attract, motivate and retain high performing members critical to our company’s success.

The following table provides information concerning compensation paid by S&T Bank to its non-employee directors during 2011.

Director Compensation Table for Fiscal Year 2011

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John N. Brenzia	37,400	27,011	0	0	0	0	64,411
Thomas Brice(3)	5,900	0	0	0	0	0	5,900
John J. Delaney	36,400	27,011	0	0	0	0	63,411
Michael J. Donnelly	35,700	27,011	0	0	0	0	62,711
William J. Gatti	29,000	27,011	0	0	0	0	56,011
Jeffrey D. Grube	48,400	27,011	0	0	0	0	75,411
Frank W. Jones	42,300	27,011	0	0	0	0	69,311
Joseph A. Kirk	54,700	27,011	0	0	0	0	81,711
David L. Krieger	34,500	27,011	0	0	0	0	61,511
James V. Milano	55,700	27,011	0	0	0	0	82,711
James C. Miller	44,900	27,011	0	0	0	0	71,911
Alan Papernick	38,400	27,011	0	0	0	0	55,411
Robert Rebich, Jr.	32,800	27,011	0	0	0	0	59,811
Charles A. Spadafora	31,400	27,011	0	0	0	0	58,411
Christine J. Toretti	30,200	27,011	0	0	0	0	57,211
Charles G. Urtin	35,200	27,011	0	0	0	0	62,211

(1)	The S&T Board awarded 1,326 restricted shares of Common Stock to each director on the S&T Board on April 26, 2011, with such shares vesting in full on April 25, 2012. The fair market value of the Common Stock granted on April 26, 2011 was $20.37 per share. The values for stock awards in this column represent the grant date fair value of the restricted stock units granted in 2011, computed in accordance with FASB ASC Topic 718. Information about the assumptions used to value these awards can be found in Note 19 “Incentive and Restricted Stock Plan and Dividend Reinvestment Plan” in our Annual Report on Form 10-K for the year ended December 31, 2011. This column includes the value of these stock awards, all of which were issued under the 2003 Plan.
(2)	As of December 31, 2011, each director had restricted stock awards of 1,326 shares. Also, each director had the following number of outstanding options to purchase the indicated number of shares of Common Stock: John Brenzia, 0 shares; John Delaney, 10,500 shares; Michael Donnelly, 10,500 shares; William Gatti, 10,500 shares; Jeffrey Grube, 10,500 shares; Frank Jones, 10,500 shares; Joseph Kirk, 10,500 shares; David Krieger, 27,000 shares; James Milano, 0 shares; James Miller, 45,000 shares; Alan Papernick, 7,500 shares; Robert Rebich, 0 shares; Charles Spadafora, 10,500 shares; Christine Toretti, 10,500 shares; and Charles Urtin, 0 shares. (These outstanding options are vested, but not currently “in the money.”)
(3)	Thomas Brice retired as a director effective on April 26, 2011.

Directors Compensation

Employee members of the S&T Board receive no additional compensation for participation on the S&T Board. In 2011, our non-employee Directors received compensation for attending board and committee meetings, or training sessions, in the amounts described below.

Directors
Annual Cash Retainer	$18,000
Stock Award(1)	27,000
Board Committee Fee	800
Board Committee Fee (phone)	500
Training/Seminar Fee (on-site)	800
Training/Seminar Fee (off-site)	1,000

Committee Chairperson Retainer Fee
Audit	$10,000
Audit Committee Financial Expert	10,000
Compensation and Benefits	7,500
Directors Credit Risk	5,000
Nominating and Corporate Governance	5,000
Wealth Management Oversight	1,000

(1)	The number of shares granted is based on the fair market value of the common stock on the date of grant. The S&T Board awarded 1,326 restricted shares of Common Stock on April 26, 2011 with 100% vesting on April 25, 2012. The fair market value of Common Stock on April 26, 2011 was $20.37 per share.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012

The Audit Committee of the S&T Board appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on S&T’s financial statements for the fiscal year ending December 31, 2012. Action by shareholders is not required by law in the appointment of independent accountants. However, the S&T Board considers this selection to be an important issue and therefore is submitting the selection of KPMG LLP for ratification by the shareholders. If the shareholders do not ratify this selection, the selection will be reconsidered by the Audit Committee.

KPMG LLP has no direct or indirect financial interest in S&T or in any of its subsidiaries, nor has it had any connection with S&T or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of KPMG LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

During the fiscal years ended December 31, 2011 and December 31, 2010, KPMG LLP served as S&T’s independent registered public accounting firm (“Independent Accountants”).

Fees for professional services provided by our Independent Accountants in each of the last two fiscal years, in each of the following categories are:

	2011	2010
Audit Fees	$682,930	$875,840
Audit-Related Fees	81,894	110,319
Tax Fees	62,700	43,750
All Other Fees	1,650	1,500

	$829,174	$1,031,409

“Audit Fees” includes fees for audit services associated with the annual audit, the reviews of S&T’s quarterly reports on Form 10-Q, accounting, consultations and SEC registration statements. Our 2010 Audit Fees previously reported of $726,500 were revised to reflect the final 2010 Audit billing.

“Audit-Related Fees” includes fees billed in 2011 for a student lending audit, HUD compliance procedures, an SSAE 16 examination for S&T’s Wealth Management, and surprise custody audit procedures for Stewart Capital Advisors, LLC, an S&T subsidiary. The 2010 fees were for a student lending audit, a SAS 70 examination for S&T’s Wealth Management, surprise custody audit procedures for Stewart Capital Advisors, LLC, and due diligence procedures in connection with a potential acquisition.

“Tax Fees” includes fees related to the preparation of federal and state income tax returns in 2011 and 2010. The fees in 2011 also include services to amend the 2008 tax return.

“All Other Fees” for 2011 and 2010 represent subscription fees for an accounting and auditing research tool.

All 2011 and 2010 fees were paid to KPMG LLP.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for the approval of all services performed by the Independent Accountants. All services provided by the Independent Accountants in 2011 were pre-approved by the Audit Committee. The Audit Committee is required to pre-approve all audit and non-audit services performed by the Independent Accountants to assure that the provision of such services does not impair the Independent Accountant’s independence. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Accountants to management.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION

OF KPMG LLP AS AN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.

PROPOSAL 3: ADVISORY VOTE ON S&T’S EXECUTIVE COMPENSATION

S&T believes that our overall executive compensation program, as described in the Compensation Discussion & Analysis (the “CD&A”) elsewhere in this Proxy Statement, is designed to pay for performance and directly aligns the interest of our executive officers with the long-term interests of our shareholders.

The Dodd–Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) enables our shareholders to vote to approve, on a non-binding basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the SEC’s rules. This vote is not intended to address any specific item of compensation or the compensation of any particular officer, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices. This vote, and the “say-on-frequency” vote described below in Proposal 4, are required now that S&T has redeemed all of its outstanding preferred stock sold to the U.S. Treasury in January of 2009 as part of the CPP and TARP.

Accordingly, S&T is presenting the following advisory proposal, commonly known as the “say-on-pay proposal,” for shareholder approval:

“Resolved, that the shareholders hereby approve the compensation of our Named Executive Officers as reflected in this proxy statement and as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and all related material.”

Because your vote is advisory, it will not be binding upon the S&T Board. In the event this non-binding proposal is not approved by our shareholders, then such a vote shall neither be construed as overruling a decision by the S&T Board or the Compensation Committee, nor create or imply any additional fiduciary duty by the S&T Board or our Compensation Committee, nor further shall such a vote be construed to restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the S&T Board and the Compensation Committee will consider the non-binding vote of our shareholders on this proposal when reviewing compensation policies and practices in the future.

Board Recommendation

THE S&T BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THIS ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY S&T WILL BE VOTED “FOR” THIS PROPOSAL.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY

VOTES ON EXECUTIVE COMPENSATION

As described in Proposal 3 above, S&T’s shareholders have the opportunity to cast an advisory vote on the compensation of S&T’s NEOs’ compensation as disclosed in this Proxy Statement. The Dodd-Frank Act also enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our NEOs. By voting on this Proposal 4, shareholders may indicate whether they would prefer an advisory vote on executive compensation every year, every two years, or every three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

Upon careful consideration, the S&T Board has determined that an advisory vote on executive compensation that occurs every year is most appropriate for S&T, and recommends that you vote for a frequency of every year for future advisory votes on executive compensation. We believe that an annual advisory vote will enable our shareholders to provide timely, direct input on S&T’s executive compensation program as disclosed in the proxy statement each year, and is consistent with our efforts to engage in an ongoing dialogue with our shareholders regarding executive compensation.

This vote is advisory and not binding on S&T, our Compensation Committee, or the S&T Board. The S&T Board and the Compensation Committee value the opinions expressed by the shareholders and will consider the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Board Recommendation

THE S&T BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, FOR AN “ANNUAL” VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

EXECUTIVE OFFICERS OF THE REGISTRANT

As of March 22, 2012, the executive officers of S&T are:

Named Executive Officer	Age	Principal Occupation During Past 5 Years	Officer of Corporation Since
Todd D. Brice	49	President and Chief Executive Officer of S&T and S&T Bank, since April 2008; President and Chief Operating Officer of S&T and S&T Bank from August 2004 to April 2008; Executive Vice President of Commercial Lending at S&T and S&T Bank from December 2002 to August 2004.	2002
Mark Kochvar	51	Senior Executive Vice President and Chief Financial Officer since February 2010; Executive Vice President, Treasury and Investments since January 2008; Senior Vice President, Treasury and Investments, January 2001 to December 2007.	2008
David G. Antolik	45	Senior Executive Vice President, Chief Lending Officer, since January 2008; Executive Vice President, Commercial Lending, August 2004 to December 2007; Senior Vice President, Commercial Lending, January 2002 to August 2004.	2004
Ernest J. Draganza	47	Senior Executive Vice President, Chief Risk Officer and Secretary since January 2012; Executive Vice President, Chief Risk Officer and Secretary since February 2010; Senior Vice President, Risk Management Officer, January 2006 to January 2010; Vice President, Risk Management Officer, January 2004 to December 2005.	2010
Stephen A. Drahnak	41	Executive Vice President, Commercial Loan Officer V since January 2012; Senior Vice President Commercial Loan Officer V January 2006 to December 2011.	2012
Richard A. Fiscus	55	Executive Vice President, Retail Banking Division Manager since January 2012; Senior Vice President Bank Division Manager since January 1999 to December 2011.	2012
Patrick J. Haberfield	44	Executive Vice President, Executive Chief Credit Officer since May 2010.	2010
Edward C. Hauck	59	Senior Executive Vice President and Chief Operating Officer, since April 2008; Senior Executive Vice President and Retail Banking and Support Services Group Manager, August 2004 to April 2008; Executive Vice President and Retail Banking and Support Services Group Manager, January 1997 to August 2004.	1997
Thomas E. Kiral	51	Executive Vice President and Managing Director of S&T Insurance Group, since June 2001.	2001
Malcolm E. Polley	49	President and Chief Investment Officer, Stewart Capital Advisors, LLC, since August 2005; Chairman & President, Stewart Capital Mutual Funds, since November 2006; Executive Vice President and Chief Investment Officer of S&T and S&T Bank, since January 2006; Senior Vice President, Chief Investment Officer, January 2003 to December 2005.	2006
David P. Ruddock	50	Senior Executive Vice President, Chief Administrative Officer for Market Sales, Bank Operations and Corporate Technology since January 2011; Executive Vice President, Information Technology and Operations from January 2004 to January 2011.	2004
Rebecca A. Stapleton	49	Executive Vice President, Human Resources and Employee Communications since January 2012; Senior Vice President, Employee Services Manager from January 2009 to December 2011; Vice President, Employee Services since from 2005 to December 2008.	2012
Robert E. Werner III	51	Executive Vice President, Operations & Technology Division Manager since January 2012; Senior Vice President, Bank Operations Manager from January 2005 to December 2011; Vice President Bank Operations Manager from January 2001 to December 2004; Vice President Loan Operations from June 1996 to December 2000.	2012

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Approval Process

Executive compensation decisions are made by the six-member Compensation Committee. Each member of the Compensation Committee is a non-employee director and qualifies as an independent director under the NASDAQ listing standards. The Compensation Committee independently decides the compensation that S&T will pay the chief executive officer. For the remaining executive officers, the chief executive officer makes recommendations to the Compensation Committee, which reviews, approves or adjusts the recommendations. The Compensation Committee meets in an executive session to discuss and finalize its decisions regarding the chief executive officer’s compensation. The S&T Board reviews all decisions relating to the compensation of executive officers, except for decisions about awards under the S&T Bancorp, Inc. 2003 Incentive Stock Plan (the “2003 Plan”), the S&T Management Incentive Plans (the “2010 MIP,” the “2011 MIP” and the “2012 MIP”) and the S&T Bank Long-Term Incentive Plans (the “2011 LTIP” and the “2012 LTIP”), which are made solely by the Compensation Committee. The Compensation Committee may delegate to its chairperson such power and authority as the Compensation Committee deems to be appropriate, except such powers and authorities required by law or regulation to be exercised by the whole Compensation Committee or a subcommittee of at least two members.

The Compensation Committee operates under a written charter approved by the S&T Board, which it reviews, modifies as necessary and reaffirms on an annual basis.

Compensation Philosophy

The Compensation Committee considers overall corporate performance as well as individual initiative and achievements when reviewing and approving all compensation decisions relating to our chief executive officer, chief financial officer and the three other executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”). The policy of the Compensation Committee is to provide compensation that is competitive within the banking industry of financial institutions of similar size and product offerings, to attract and retain qualified executives; is integrated with S&T’s corporate performance goals, comprised of multiple performance measures; rewards exceptional individual performance within the assigned area of operational responsibility; and, importantly, aligns the interests of senior management with the interests of S&T’s shareholders. The Compensation Committee also believes that compensation should recognize short- and long-term performance and include both cash and equity components while recognizing the need to adhere to certain key principles by establishing compensation arrangements that:

•	Appropriately balance risk and reward;

•	Are compatible with effective controls and risk-management; and

•	Are supported by strong corporate governance, including active and effective oversight by the Compensation Committee.

To meet the objectives of its policy, the Compensation Committee has established a compensation program for the NEOs, which includes the following compensation elements:

•	Salaries;

•	Incentive awards; and

•	Certain other benefits.

Compensation Program

The Compensation Committee reviews the compensation programs established by peer banks for executives having similar responsibilities to S&T’s executives to establish competitive benchmarks for S&T’s compensation program. For 2011, the peer banks were based on similar size and scope to S&T, operate both inside and outside S&T’s geographic market and included the following banks for pay comparison purposes (collectively, the “Peer Banks”):

•      1st Source Corporation

•      BancFirst Corporation

•      Berkshire Hills Bancorp, Inc.

•      Chemical Financial Corporation

•      City Holding Company

•      Community Bank System, Inc.

•      F.N.B. Corporation

•      First Busey Corporation

•      First Commonwealth Financial Corporation

•      First Merchants Corporation

•      Independent Bank Corporation

•      NBT Bancorp, Inc.

•      Peoples Bancorp, Inc.

•      Renasant Corporation

•      Sandy Spring Bancorp, Inc.

•      Univest Corporation of Pennsylvania

•      Union First Market Bankshares

•      WesBanco, Inc.

•      WSFS Financial Corporation

In addition, the Compensation Committee considers general industry peer group information contained in other relevant surveys to obtain a general understanding of current compensation data.

Since 2009, the Compensation Committee has engaged Buck Consultants, LLC (“Buck”) to serve as an independent advisor to the Compensation Committee and to provide consultative services and assistance to S&T’s Chief Risk Officer with regard to evaluating its compensation programs for compliance with the Troubled Asset Relief Program (“TARP”) Standards for Compensation and Governance – Interim Final Rule (as issued by the Department of the Treasury on June 15, 2009, as amended, and applicable to entities that have received financial assistance under TARP). In addition, the Compensation Committee engaged Buck to review and assess management’s proposals for the 2010 MIP, 2011 MIP, 2012 MIP, the 2011 LTIP and the 2012 LTIP for senior officers, defined as senior vice president and higher, and the S&T Bank Employee Incentive Plans (the “2010 EIP,” “2011 EIP,” and the “2012 EIP,” respectively) for employees below senior vice president. The Compensation Committee considered and accepted Buck’s recommendations when finalizing the terms of these incentive plans. In 2011, Buck also advised the Compensation Committee with regard to the following:

•

Review and assessment of S&T’s peer group for both competitive benchmarking and performance purposes that would adhere to a well-defined set of principles that help assure the acceptance, appropriateness, and stability of peer group comparisons;

•	Market-based compensation review of S&T’s senior executive positions (including the chief executive officer); and

•

Design of annual incentive and long-term incentive plans for implementation in 2011, with particular emphasis on performance measurement approaches consistent with a more intensive focus on risk and sustainable value creation opportunities.

In connection with these activities, a rigorous set of analyses of multiple factors were used in developing the Peer Banks, which is intended to be versatile and sustainable under the following primary principles:

•	Include enough companies to support stability of the peer group analyses and modification over time;

•	Capture companies that provide for meaningful comparisons of executive compensation and relative company performance; and

•	Select peers based on sufficient rigor around the soundness of the comparison to avoid unintended perceptions.

Prior to 2012, as a participant in the Capital Purchase Program (the “CPP”) under TARP, at each meeting of S&T’s shareholders for which proxies were solicited in connection with the election of directors, S&T was required to provide a separate non-binding shareholder advisory vote to approve the compensation of S&T’s executive officers, as disclosed in S&T’s proxy statement for that meeting. At the 2011 annual meeting of S&T shareholders, shareholders approved S&T’s executive compensation advisory proposal, as disclosed in the proxy statement for that annual meeting, with the holders of 17,694,240 Common Shares, or approximately 80.3% of the Common Shares represented at that annual meeting and approximately 63.2% of the then outstanding Common Shares, voting for such approval.

The S&T Board and the Compensation Committee reviewed the results of this advisory vote and considered the strong support of the 2011 shareholder vote in determining S&T’s executive compensation decisions and policies for 2011. The factors influencing S&T’s executive compensation decisions and policies for 2011 and continuing into 2012 include: (i) S&T’s financial performance; (ii) S&T’s performance in comparison to the Peer Banks; and (iii) the limitations on executive compensation imposed by the Interim Final Rule. Since S&T repaid its obligations under the CPP in December 2011, the executive compensation limitations imposed by the Interim Final Rule do not apply to compensation earned after 2011.

Pay for Performance Alignment

S&T has maintained a performance track record that compares favorably to other banking organizations. With a strong focus on lending activities (in particular commercial lending), S&T has achieved success relative to its peers through material asset growth while keeping operating costs low. Fiscal year 2010 was a transitional year in which S&T’s strategic imperatives were being developed and refined, and in 2011, the Compensation Committee took additional steps to create an incentive structure that was aligned with S&T’s specific strategic objectives with the ultimate goal of achieving long-term sustained value creation for S&T’s shareholders. The annual and long-term incentive plans that were adopted in 2011 (as described below) were designed to create a reward structure that is highly contingent on the senior executives of S&T meeting pre-established performance standards that are essential for S&T to meet its business imperatives. These performance standards were based on a rigorous set of financial analyses performed by Buck, and agreed to by management and the Compensation Committee.

Salaries

The purpose of base salary is to provide competitive and fair base compensation that recognizes the executives’ roles, responsibilities, contributions, experiences and performance. Base salary represents a fixed and guaranteed element of compensation that reflects executives’ long-term performance and market pay level for the role. Base salaries are targeted to be competitive with the practices of the Peer Banks within the context of total compensation. The Compensation Committee sets each executive’s individual pay annually to reflect individual experiences, expertise, performance and contributions in the role.

The Compensation Committee reviews and approves the salary of Mr. Brice, the president and chief executive officer, annually in December. Mr. Brice’s 2011 salary was $475,000 with an increase of 11.8% from his 2010 salary of $425,000, and was in approximately the 56th percentile of the salaries for chief executive officers of the Peer Banks. Due to Mr. Brice’s effective leadership, in which S&T achieved a high level of performance while maintaining its overall strategy of achieving profitable growth, his role in successfully negotiating a definitive agreement to acquire Mainline Bancorp, Inc. (“Mainline”) and in recognition of the need to provide a competitive compensation package, the Compensation Committee increased his salary by 10.5% to $525,000 effective January 1, 2012.

The salaries for the other NEOs are reviewed by Mr. Brice, and are presented for approval to the Compensation Committee on an annual basis in December. For 2012, the Compensation Committee approved increases for each of the other NEOs to provide a competitive compensation package, as well as for participation in the successful acquisition of Mainline. Mr. Kochvar’s annual salary in 2011 was $262,000, a 4.8% increase over his 2010 salary level of $250,000. Effective January 1, 2012, the Compensation Committee approved a salary increase of 6.1% to $278,000 for Mr. Kochvar, due to his effective leadership as chief financial officer. Mr. Hauck’s 2011 salary was $325,000, a 3.2% increase from his 2010 salary. Due to Mr. Hauck’s effective leadership as chief operating officer, the Compensation Committee increased his salary level by 12.3% to $365,000 effective January 1, 2012. Mr. Antolik’s annual salary in 2011 was $285,000, a 1.8% increase from his $280,000 salary level in 2010. Due to his effective leadership as chief lending officer, the Compensation Committee increased Mr. Antolik’s salary by 6% to $302,000. Mr. Ruddock’s annual salary in 2011 was $250,000, a 6.4% increase over his $235,000 salary level in 2010. Due to his effective leadership in 2011 as chief administrative officer, the Compensation Committee increased Mr. Ruddock’s salary by 6% to $265,000.

Annual Incentive Awards

The 2011 MIP provided senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention. The 2011 MIP had the following features:

•	The target annual incentive payout was 20% of base salary and maximum annual incentive payout was 25% of base salary (as limited by TARP requirements).

•	60% of each participant’s award was earned based on corporate results, and 40% was based on performance relative to individual/unit goals.

•

Corporate results were determined based on EPS to plan, Return on Average Assets (“ROAA,” is calculated by dividing S&T’s annual earnings by its average total assets for the year) relative to the Peer Banks, and Efficiency Ratio (ratio of S&T’s expenses to revenue) relative to the Peer Banks.

•

Each participant had multiple individual goals against which individual performance was evaluated. The framework for establishing these goals is based largely on execution of elements of S&T’s strategic plan, including activities centered around: collaboration, integration, market position, infrastructure, and shareholder value creation.

The corporate performance measures were each assigned specific weighting factors, and actual payouts were based on the Performance Level actually achieved as follows:

Performance Level	EPS Goal Relative to Plan (50%)	ROAA Relative to Peers (40%)	Efficiency Ratio Relative to Peers (10%)(a)	Payout Level Percentage(b)
Below Threshold	Below $1.43	Below the 60th percentile of the Peer Banks	N/A	0% of Target
Threshold	$1.43 to $1.50	60th percentile of the Peer Banks	N/A	30% of Target
Target	$1.51 to $1.58	75th percentile of the Peer Banks	At least within the top 3 of the Peer Group	100% of Target
Maximum	$1.59+	85th percentile of the Peer Banks	N/A	131.25% of Target

(a)	The Efficiency Ratio Performance Measure is an “all-or-nothing” performance standard in which 100% of the weighted performance measure target amount is earned only if the performance standard is met.

(b)	The payout level percentages relating to the EPS and ROAA Performance Measures vary depending on Actual Performance and their payout curves rise continuously from Threshold to Target and from Target to Maximum. Therefore, to determine awards between Threshold and Target and Target and Maximum, linear interpolation would be utilized. For example, if the Bank’s actual ROAA was at the 80th percentile of the Peer Banks, the Payout Level Percentage would be 115.625% of the weighted performance measure target amount.

To further strengthen the linkage between the plan, risk management, and shareholder value creation, the plan contains a “Shareholder Protection Feature” in which payouts would not occur for any plan year if S&T falls below “well capitalized” capital ratio requirements established by regulatory authorities, determined as of and up to the date that any payment would ordinarily occur pursuant to the MIP’s provisions. In addition to the Shareholder Protection Feature of the Plan, the Plan was operational only if S&T achieved Return on Average Equity (“ROAE”) for 2011 of at least 5% (the “Minimum Gateway Requirement”). The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements, and the use of multiple performance measures, provides for substantial protection against excessive or unnecessary risk-taking by any plan participant. For 2011, S&T was well capitalized and achieved the Minimum Gateway Requirement.

Our 2011 EPS results of $1.41 were slightly under the $1.43 threshold, due to extra charges to earnings from S&T’s repayment of TARP funds in December 2011. The Compensation Committee has discretion under the 2011 MIP to consider the effect of extraordinary items that either positively or negatively affect S&T’s financial results, thereby having an impact on the incentive payout. The Compensation Committee determined that S&T would have at least met the Threshold EPS of $1.43, if S&T had not decided to repay the TARP funds prior to year end 2011. Further, the Compensation Committee concluded that S&T’s repayment of TARP prior to year end 2011 was in the best interests of the shareholders. Based on achieving the Threshold of EPS, an ROAA in the 78th percentile of the Peer Banks, an Efficiency Ratio in the top three Peer Banks, and the level of achievement of individual/unit goals, the Compensation Committee approved awards as of March 19, 2012 in the following fair value amounts to each NEO:

Named Executive Officer	2011 MIP Award
Todd Brice, President, President and Chief Executive Officer	$66,640
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	$32,903
Edward Hauck, Senior Executive Vice President and Chief Operating Officer	$48,157
David Antolik, Senior Executive Vice President and Chief Lending Officer	$37,551
David Ruddock, Senior Executive Vice President and Chief Administrative Officer	$35,813

Although S&T repaid its TARP funds at the end of 2011, payments to the NEOs were made in the form of long-term restricted stock subject to additional vesting requirements and transferability restrictions, since the incentive was substantially earned in 2011, during which time S&T was holding the TARP funds. Payments are also subject to clawback provisions in accordance with TARP requirements. These clawback provisions require S&T to “claw back” any bonus, retention award or incentive compensation paid (or under a legally binding obligation to be paid) to a senior executive officer or any of our next 20 most highly-compensated employees if the payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. A participant must be employed by S&T as of the payment date in order to receive an award.

The Compensation Committee further believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholders’ interests and serves as an executive retention tool through vesting requirements. In addition, the Compensation Committee established additional guidelines that limit senior management to selling only 25% of the vested restricted shares of common stock for current tax liabilities, until the officer achieves the stock ownership guidelines, as described below.

The Compensation Committee has approved the 2012 MIP, which has similar provisions to the 2011 MIP, except for the exclusion of the provisions applicable for TARP, which does not apply to S&T for compensation earned after 2011. The corporate performance measures are each assigned specific weighting factors, and actual payouts will be based on the Performance Level actually achieved as follows:

Performance Level	EPS Goal Relative to Plan (50%)	ROAA Relative to Peers (40%)	Efficiency Ratio Relative to Peers (10%)	Payout Level Percentage
Below Threshold	Below $1.55	Below the 60th percentile of the Peer Banks	N/A	0% of Target
Threshold	$1.55 to $1.60	60th percentile of the Peer Banks	N/A	30% of Target
Target	$1.61 to $1.67	75th percentile of the Peer Banks	At least within the top 3 of the Peer Group	100% of Target
Maximum	$1.68+	85th percentile of the Peer Banks	N/A	131.25% of Target

Long-Term Incentive Plan

Effective in 2011, the Compensation Committee approved the 2011 LTIP, pursuant to its authority under the 2003 Plan, to provide senior management of S&T with a long-term incentive opportunity designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention. The LTIP is comprised of the following features:

•

The target incentive payout is 20% of base salary and the maximum incentive payout is 25% of base salary (as limited by TARP requirements) and will be denominated in long-term restricted stock by dividing the target incentive by a grant date share value.

•	One half of the shares will be earned based on remaining with S&T for three years (time-based restricted share awards).

•	The other 50% will be earned based on S&T’s ROAE performance over a three year period, 2011 through 2013 (performance-based restricted share awards).

•	The number of performance-based restricted share awards earned may rise to 150% of the target number of shares or shrink to zero shares based on performance.

The vesting of the performance-based restricted share awards will be based on the Performance Level actually achieved as follows:

Performance Level	ROAE for 3-year Performance Period Ending December 31, 2013 Relative to Peer Banks	Vesting Percentage(1)
Below Threshold	Below the 50th percentile of the Peer Banks	0% of Target
Threshold	50th percentile of the Peer Banks	30% of Target
Target	75th percentile of the Peer Banks	100% of Target
Maximum	85th percentile of the Peer Banks	150% of Target

(1)	The Vesting Percentage will vary depending on Actual Performance and the payout curve rises continuously from Threshold to Target and from Target to Maximum. Therefore, to determine awards between Threshold and Target and Target and Maximum, linear interpolation would be utilized. For example, if S&T’s actual ROAE was at the 80th percentile of the Peer Banks, the Payout Level Percentage would be 125%.

On March 21, 2011, the Compensation Committee granted long-term restricted stock at a grant price of $21.25, the average of the high and low price of S&T Common Stock on the grant date, to the NEOs. The grants, subject to the transferability restrictions as required by TARP, were as follows:

Named Executive Officer	Value of 2011 LTIP Award	Number of Time-Based Shares	Number of Performance- Based Shares
Todd Brice, President, President and Chief Executive Officer	$95,030	2,236	2,236
Mark Kochvar, Senior Executive Vice President and Chief Financial Officer	$52,403	1,233	1,233
Edward Hauck, Senior Executive Vice President and Chief Operating Officer	$65,025	1,530	1,530
David Antolik, Senior Executive Vice President and Chief Lending Officer	$56,993	1,341	1,341
David Ruddock, Senior Executive Vice President and Chief Administrative Officer	$50,023	1,177	1,177

Payments are also subject to clawback provisions in accordance with TARP requirements. The 2011 LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as the 2011 MIP as described above. The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements, provide for substantial protection against excessive or unnecessary risk-taking by any plan participant. The 2011 LTIP puts a greater focus on performance and serves to create a balance between long-term and short-term performance imperatives.

The Compensation Committee approved the 2012 LTIP with substantially similar provisions as the 2011 LTIP. The actual vesting of the performance-based restricted share awards will be based on the Performance Level actually achieved as follows:

Performance Level	ROAE for 3-year Performance Period Ending December 31, 2014 Relative to Peer Banks	Vesting Percentage(1)
Below Threshold	Below the 50th percentile of the Peer Banks	0% of Target
Threshold	50th percentile of the Peer Banks	30% of Target
Target	75th percentile of the Peer Banks	100% of Target
Maximum	85th percentile of the Peer Banks	150% of Target

(1)	The Vesting Percentage will vary depending on Actual Performance and the payout curve rises continuously from Threshold to Target and from Target to Maximum. Therefore, to determine awards between Threshold and Target and Target and Maximum, linear interpolation would be utilized. For example, if S&T’s actual ROAE was at the 80th percentile of the Peer Banks, the Payout Level Percentage would be 125%.

Certain Other Benefits

S&T provides other benefits, or perquisites, to the NEOs that are comparable to the other benefits provided at the Peer Banks viewed as a whole. The Compensation Committee believes that perquisites should be limited in scope and value. The primary perquisites for the NEOs are the payment of the initiation fees and dues for golf or social memberships at a private club, company contributions to a qualified defined contribution plan and a nonqualified deferred compensation plan, a company car or car allowance and company-paid life insurance premiums.

S&T considers a social or country club to be an appropriate venue to entertain customers and to participate in various community functions. S&T pays for senior management to belong to one or more private clubs, since this level of management has significant customer contact and involvement in the community. Expenses of a personal nature or related to a spouse are not paid by S&T.

S&T Bank maintains the Thrift Plan for Employees of S&T Bank (the “Thrift Plan”), which is a qualified defined contribution plan. All employees may participate in the Thrift Plan with elective salary deferrals, or 401(k) contributions. During 2011, S&T Bank made matching contributions equal to 100% of the first 1% of the employees’ eligible compensation and 50% of the next 5% of the employees’ eligible compensation, up to a maximum of 3.5% of the employees’ eligible compensation. S&T considers the matching contributions to the Thrift Plan as an important incentive for employees to contribute toward their own retirement savings. In 2011, S&T made the following matching contributions to the Thrift Plan for each NEO: Mr. Brice, $8,420; Mr. Kochvar, $7,966; Mr. Hauck, $9,558; Mr. Antolik, $6,788; and Mr. Ruddock, $8,781.

S&T Bank established the S&T Bancorp, Inc. Supplemental Savings and Make-Up Plan (the “Nonqualified Plan”) in 1995 in order to provide certain management employees, including executives, the ability to make up for certain benefits that would normally be provided under S&T Bank’s qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees. The Nonqualified Plan was amended for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance promulgated thereunder (“Section 409A”) in December 2008. S&T Bank makes employer contributions to this plan that cannot be made to the qualified plans due to the aforementioned limits. During 2011, S&T contributed to the Nonqualified Plan for Mr. Brice $8,335; Mr. Kochvar, $0; Mr. Hauck $1,710; Mr. Antolik, $3,355; and Mr. Ruddock, $0.

S&T’s executives frequently drive vehicles on company business. Therefore, S&T provides either a company car or a car allowance to executives. Executives are responsible for reporting the amount of personal use of company cars to S&T, so that the taxable income from such use can be reported in the executives’ compensation. Executives who do not have a company car receive an annual car allowance of $6,000 or $7,200, depending upon the frequency that the executive drives. The car allowance is fully taxable compensation.

Other benefits generally provided to all officers and full-time employees include a qualified defined benefit plan and the S&T Bank Welfare Benefit Plan. The latter has provisions for medical reimbursement, dental coverage, vision care coverage, long-term disability income, a flexible spending account, a health reimbursement account and life insurance. Relocation benefits also are reimbursed but are individually negotiated when they occur. If S&T hires or initiates a transfer of an employee, including an NEO, with special skills and requires a relocation of more than 35 miles, the employee may be eligible for reimbursement of the costs of house hunting trips, closing on the sale of the old home and the purchase of the new home, temporary living quarters and moving household goods and furniture. In these circumstances, except as required to comply with TARP, S&T will also gross up taxable relocation reimbursements for federal taxes.

Stock Ownership Guidelines

The Compensation Committee continues to believe that stock ownership in S&T is important to align shareholder and management interests. On December 17, 2007, the Compensation Committee adopted stock ownership guidelines for certain executives, including the NEOs, beginning on January 1, 2008. Under the guidelines, the CEO and senior executive vice presidents are recommended to own Common Stock having a market value equal to at least three times their base salary; executive vice presidents are recommended to own at least two times base salary; and senior vice presidents are recommended to own at least one times base salary. Currently, the NEOs do not meet the ownership guidelines, due to the adverse market environment for financial institution stocks, which has also affected the price of the Common Stock. The guidelines do not establish a deadline for compliance with the stock ownership requirements; however, as noted earlier, the executives are limited to selling 25% of vested shares of restricted stock until meeting these guidelines.

Employment Agreements

S&T does not provide employment agreements for any of the NEOs. S&T believes in a policy of “at will” employment arrangements.

Change in Control

In designing compensation arrangements for senior management, the Compensation Committee understands that the hiring and retention of quality senior management talent could be hindered if S&T offers no protection against the possible loss of compensation or position through a change in control. Further, S&T believes that it is important to reduce the conflict of interest that senior management could experience in a change of control situation. In accordance with its general philosophy that senior management’s interests be aligned with shareholders’ interests, effective January 1, 2007, S&T entered into change in control agreements with selected officers in senior management, including all the NEOs. On December 31, 2008, S&T restated these change in control agreements to comply with the requirements of Section 409A. The primary terms and compensation payments contemplated by agreements remain unchanged. The agreements provide for the following:

•

In the case of the president and chief executive, he will receive a lump sum payment of 300% of his base salary if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within three years following a “change in control” (as defined below); or (3) he voluntarily terminates his employment for “good reason” (as defined below) within three years following a change in control;

•

In the case of any other NEO, he will receive a lump sum payment of 200% of his base salary if: (1) his employment is involuntarily terminated without cause within six months preceding a change in control; (2) his employment is involuntarily terminated without cause within two years following a “change in control” (as defined below); or (3) he voluntarily terminates his employment for “good reason” (as defined below) within two years following a change in control;

The agreements define “good reason” as the occurrence of any of the following (without the executive’s consent) after a change in control:

•

A material diminution of the executive’s duties, authority or responsibility, or any material change in the geographic location at which the executive must perform services (in this case, a material change means any location more than 40 land miles from the location prior to the change in control);

•

S&T’s failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of S&T’s pension, life insurance, medical, health and accident, disability or other welfare plans, but not including any incentive or equity-based compensation plans, in which the executive was participating at the time of the change in control, unless the nature of the change in benefit levels is consistent with changes to benefits levels provided to employees at the same or equivalent level or title as the executive; or the failure by S&T to provide the executive with the number of paid vacation days to which the executive is entitled to on the basis of years of service with S&T in accordance with S&T’s normal vacation policy in effect at the time of a change in control;

•	Any failure by any successor of S&T to adhere to the terms of the agreement;

•	A reduction of more than ten percent in the executive’s annual base salary by S&T;

An executive may not terminate his or her employment for good reason more than six months after the initial existence of the conditions constituting good reason.

A “change in control” is defined in the agreements as the occurrence of any of the following:

•

Any person, other than a pension, profit-sharing or other employee benefit plan established by S&T or S&T Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of S&T representing 25% or more of the combined voting power of S&T’s then outstanding securities;

•

During any period of two consecutive years, individuals who at the beginning of such period constitute the S&T Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the period;

•

The shareholders of S&T approve a merger or consolidation of S&T with any other corporation, other than a merger or consolidation which would result in the voting securities of S&T outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of S&T or the surviving entity outstanding immediately after such merger or consolidation;

•	The S&T shareholders or the S&T Board or S&T Bank approve a plan of complete liquidation or an agreement for the sale of or disposition of all or substantially all of the S&T’s or S&T Bank’s assets;

•

Any person shall have commenced a tender or exchange offer to purchase shares of Common Stock such that upon consummation of such offer such person would own or control 25% or more of the outstanding shares of Common Stock;

•

Any person shall have filed an application or notice with any federal or state regulatory agency for clearance or approval to (i) merge or consolidate, or enter into any similar transaction, with S&T or S&T Bank, (ii) purchase, lease or otherwise acquire all or substantially all of the assets of S&T or S&T Bank or (iii) purchase or otherwise acquire (including by way of merger, consolidation, share exchange or any similar transaction) securities representing 25% or more of the voting power of S&T or S&T Bank; or

•

Any other event that constitutes a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act or any successor provision.

The agreements specifically exclude public stock offerings by S&T and convertible debt offerings by S&T from the definition of “change in control.”

Payments under the agreements will be made no later than ten business days after the date of termination, subject to a six-month delay for compliance with Section 409A, if necessary. (See “Tax Considerations” below). Each agreement provides that if the executive’s employment is terminated, without cause, within the three or two years of a change in control, as applicable for that particular executive, he will receive life insurance, health, disability and other welfare benefits substantially similar in all respects to those which the executive was receiving immediately prior to the triggering event. These additional benefits will continue for three years for the president and chief executive officer and for two years for the other NEOs. Each agreement provides that, in the event any benefit received by a Named Executive in connection with a change in control or in connection with the termination of the Named Executive’s employment (whether pursuant to the agreement or any other plan, arrangement or agreement) (collectively, the “Total Benefits”) would be subject to the excise tax imposed under Section 4999 of the Code (the golden parachute excise tax), then the Total Benefits will be reduced to the extent necessary so that no portion of the Total Benefits is subject to such excise tax. The Compensation Committee believes that the agreement provides reasonable protection to the individual members on the senior management team and thereby aligns senior management’s interest with S&T’s shareholders.

In addition, any change in control payments may be limited under the EESA and the ARRA. See “Legislative and Regulatory Considerations” below.

Tax Considerations

The Compensation Committee believes that it has structured the compensation program to comply with Code Sections 162(m) and 409A. Section 162(m) of the Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its three other highest paid executive officers (other than the chief financial officer) to the extent that any such individual’s compensation exceeds $1 million.

“Qualified Performance-based compensation” (as defined for purposes of Section 162(m)) is not taken into account for purposes of calculating the $1 million compensation limit, provided certain disclosure, shareholder approval and other requirements are met. The Compensation Committee is monitoring the effects of S&T’s compensation programs with regard to Section 162(m). To date, S&T has not suffered a loss of compensation deduction as a result of the $1 million limitation, and the Compensation Committee intends to take actions to minimize S&T’s exposure to nondeductible compensation expense under Section 162(m) of the Code. While keeping this goal in mind, however, the Compensation Committee reserves the right to maintain flexibility with respect to S&T’s executive compensation programs, including the awarding of compensation that may not be deductible when it believes that such payments are appropriate and in the best interests of the shareholders.

The EESA added new Section 162(m)(5) to the Code to create a reduced deduction limit of $500,000 for institutions participating in certain TARP programs. Section 162(m)(5) differs from the general provisions of Section 162(m) described above in several ways, including (but not limited to) (i) applying to the chief executive officer, chief financial officer and the three highest compensated officers (other than the chief executive officer and chief financial officer) and (ii) counting a covered executive’s performance-based compensation and commissions toward the $500,000 deduction limit. As explained below, S&T received assistance under TARP on January 16, 2009. As a condition of receiving this assistance, S&T has agreed not to take any deduction in excess of the reduced limit under Section 162(m)(5) of the Code. The Compensation Committee is monitoring the effects of S&T’s compensation programs under Section 162(m)(5) and may take future action as necessary to minimize S&T’s exposure to nondeductible compensation payments under Section 162(m)(5).

Section 409A is a relatively recent provision of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Code, and such benefits do not comply with Section 409A of the Code, the executive would be subject to adverse tax treatment, including accelerated income recognition (in the first year that benefits are no longer subject to a substantial risk of forfeiture) and a 20% penalty tax pursuant to Section 409A of the Code. Compensation and benefit arrangements were required to be amended to comply with Section 409A of the Code as of January 1, 2009. S&T adopted Section 409A compliance amendments prior to January 1, 2009 (as required) and will continue to monitor its existing and future plans and arrangements for continued compliance with Section 409A of the Code.

Legislative and Regulatory Considerations

Recent legislation and regulation likely had a determining factor on the compensation of our NEOs during 2011. In December 2011, S&T redeemed the preferred stock issued and sold to the U.S. Treasury in 2009, and accordingly, the compensation restrictions in place during fiscal 2011 and described below will not be in effect during fiscal 2012. The Compensation Committee will therefore have greater flexibility with future compensation decisions regarding the NEOs.

Emergency Economic Stabilization Act of 2008 and American Recovery and Reinvestment Act of 2009

On January 16, 2009, S&T sold a series of its preferred stock and common stock purchase warrants to the U.S. Treasury under TARP CPP created under the EESA. As a result of this transaction, S&T became subject to certain executive compensation requirements under TARP CPP, the EESA, and U.S. Treasury regulations. On February 17, 2009, the President of the United States signed into law the ARRA. The ARRA provides for expanded restrictions on executive compensation for participants in the TARP CPP. The ARRA amends the executive compensation and corporate governance provisions of EESA.

Key features of the EESA, as revised by ARRA, are:

•

A prohibition of the payment or accrual of any “bonus, retention award, or incentive compensation” to the five most highly-compensated employees for as long as any TARP CPP related obligations are outstanding (the “Bonus Prohibition”).

•	“Long-term” restricted stock is excluded from ARRA’s Bonus Prohibition, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, the stock does not vest until the recipient completes two years of service (subject to acceleration on death, disability or change in control) and the stock becomes transferable following vesting as to 25% of the shares upon repayment of 25% of the TARP CPP assistance, as to 50% of the shares upon repayment of 50% of the TARP CPP assistance, as to 75% of the shares upon repayment of 75% of the TARP CPP assistance and the balance upon repayment of 100% of the TARP CPP assistance.

•

Prohibition on any payment to any SEO (i.e., S&T’s NEOs) or any of the next five most highly-compensated employees upon a change in control or upon termination of employment for any reason for as long as any TARP CPP obligations remain outstanding (collectively, “Golden Parachute Payment.”).

•

Recovery of any bonus or other incentive payment made on the basis of materially inaccurate financial or other performance criteria that is paid to the next 20 most highly-compensated employees in addition to the SEOs (the “Clawback”).

•

A requirement that the chief executive officer and chief financial officer provide a written certification in S&T’s annual filings with the SEC of compliance with the executive compensation restrictions under ARRA.

•	Implementation of a company-wide policy regarding excessive or luxury expenditures.

•

The U.S. Treasury will review bonuses, retention awards, and other compensation paid to the SEOs and the next 20 most highly-compensated employees of each company receiving TARP CPP assistance before ARRA was enacted, and to “seek to negotiate” with the TARP CPP recipient and affected employees for reimbursement if it finds any such payments were inconsistent with the TARP CPP or otherwise in conflict with the public interest.

•	Limits on tax deduction for compensation paid to the chief executive officer, chief financial officer or any of the three most highly-compensated executive officers of $500,000 annually.

•	Prohibition on payment of tax gross-ups to any SEO or any of the next 20 most highly-compensated employees in addition to the SEOs.

The Compensation Committee considered these limits on executive compensation in establishing the compensation for our NEOs during 2011 and conformed S&T’s executive compensation program to comply with these limits.

In addition, at least every six months, the Compensation Committee discussed, evaluated, and reviewed with S&T’s senior risk officer the compensation arrangements to ensure that: (i) the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the TARP recipient, (ii) the employee compensation plans do not pose unnecessary risks to the TARP recipient, and (iii) the employee compensation plans do not encourage the manipulation of reported earnings of the TARP recipient to enhance the compensation of any of the TARP recipient’s employees. The Compensation Committee must provide certifications to this effect within its Compensation Benefits Committee Report.

Letter Agreements with SEOs and other Highly-Compensated Employees

At the time S&T received its TARP CPP assistance and prior to ARRA, the SEOs agreed in writing to restrictions on their compensation resulting from S&T’s participation in the TARP CPP. These amendments, among other things: (1) prohibit S&T from paying any “excess parachute payments” within the meaning of Section 280G(b) of the Code during any CPP covered period beyond the amount allowed under the EESA; (2) subjects any bonus and incentive compensation paid during a CPP covered period to recovery or clawback if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria (as noted above); and (3) noted that each compensation, bonus, incentive, change-in-control and other benefit plan is amended to the extent necessary to give effect to provisions (1) and (2).

Following the enactment of ARRA and issuance of regulations thereunder, the SEOs, as well as certain other S&T employees who were, or may be, in the top twenty most highly-compensated employees, agreed in writing to the restrictions on their compensation imposed by EESA as amended by ARRA. The SEOs and other employees who executed these agreements have contractually agreed to (1) the bonus prohibition, (2) the prohibition on golden parachute payments, and (3) the clawback, in each case to the extent applicable to them pursuant to EESA and ARRA. The agreements also provided that each of S&T’s compensation plans was deemed to be amended by the agreement to impose, to the extent required by EESA and ARRA, such restrictions.

S&T repaid its TARP CPP assistance in December 2011, which removes the restrictions set forth under the EESA and ARRA on executive compensation earned in 2012.

Compensation Consulting and Advisory Services Fees

Since November 2009, S&T’s Compensation Committee has engaged Buck at various times to serve as its independent advisor. In August 2010, the Compensation Committee engaged Buck to assist in the design and implementation of the 2011 MIP and LTIP, and in December 2011, engaged Buck to help in the continued refinement of an effective incentive for the Bank’s market teams, recognizing that the plan needs to be aligned with S&T’s overall objectives, and mutually supportive of other potentially more product-oriented existing incentive programs at S&T. The Parties agree to add the services described below as additional Services under the Agreement.

The following shows the consulting fees paid by S&T to advisers to the Compensation Committee of the Board for the calendar year 2011:

Compensation Consultant	Consulting fees for determining and recommending the amount or form of executive compensation	Additional services provided by Compensation Consultant
Buck Consultants	$26,383	$177,057

Additional services provided by Buck include: actuarial services for S&T’s qualified defined benefit plan and non-qualified plan and benefit plan design and consulting for S&T’s pension and welfare benefit plans. These additional services relate to a service relationship that precedes Buck’s engagement as a Compensation Consultant to the Compensation Committee. The decision to engage Buck for these other services was made, or recommended, by management without Compensation Committee or Board approval.

COMPENSATION AND BENEFITS COMMITTEE REPORT

We, the Compensation and Benefits Committee (the “Compensation Committee”) of the Board of Directors of S&T Bancorp, Inc. (“S&T”), have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with S&T’s management, and, based on such review and discussion, have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and S&T’s Annual Report on Form 10-K for the year ended December 31, 2011.

Further, the Compensation Committee certifies that it has met every six months and accomplished the following:

(1)	It has reviewed with senior risk officers the Senior Executive Officer (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of S&T;

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to S&T; and

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of S&T to enhance the compensation of any employee.

Review of Risk Associated With Compensation Plans

In accordance with the foregoing certifications by the Compensation Committee, the Compensation Committee reviewed the SEO incentive compensation arrangements with S&T’s Chief Risk Officer and personnel acting in a similar capacity, to ensure that the SEO incentive compensation arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the institution. On December 19, 2011, the Committee met with the Chief Executive Officer, Chief Risk Officer and the Employee Services Manager to, among other things:

(1)	Discuss with the S&T’s senior risk officers the long-term and short-term risks that the bank faces that could threaten the value of S&T;

(2)	Identify the features of the S&T’s incentive compensation arrangements that could lead SEOs to take such risks or focus on short-term results and how to limit those features; and

(3)	Review the employee compensation plans and eliminate features in those plans that could encourage manipulation of reported earnings.

The Compensation Committee reviewed the following SEO compensation plans and employee compensation plans: the 2011 Management Incentive Plan (“2011 MIP”); the 2011 Long-Term Incentive Plan (“2011 LTIP”); the 2011 Employee Incentive Plan (“2011 EIP”); the Commercial Lender Incentive Plan, an incentive for commercial lending employees based on loan fee income and new deposits generated; and 28 other employee incentive compensation plans that were determined by the Compensation Committee to be low risk.

On March 21, 2011, the Compensation Committee approved the 2011 MIP, the 2011 LTIP and the 2011 EIP. The purpose of the 2011 MIP was to provide senior management with an annual incentive opportunity designed to: (i) create focus on specific planned performance goals, (ii) deliver a portion of a competitive pay package in a form that was not fixed but varies in relation to the performance of S&T and (iii) serve as a vehicle for recruitment and retention. The 2011 MIP provided for an annual incentive based on individual performance and S&T’s financial performance relative to plan for EPS and to peers for Return on Average Assets and Efficiency Ratio. The target annual incentive payout was 20% of base salary and maximum annual incentive payout was 25% of base salary (as limited by TARP requirements). 60% of each participant’s award was earned based on corporate results, and 40% was based on performance relative to individual/unit goals. Payments to the

NEOs were in the form of long-term restricted stock subject to additional vesting requirements and transferability restrictions as required by TARP. Payments are also subject to clawback provisions in accordance with TARP requirements. Payouts would not be made for any plan year under the 2011 MIP if S&T fell below “well capitalized” capital ratio requirements established by regulatory authorities (the “Shareholder Protection Feature”) or if S&T achieved an ROAE for 2011 less than 5% (the “Minimum Gateway Requirement”). The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements as well as the use of multiple performance measures provides for substantial protection against excessive or unnecessary risk-taking by any plan participant.

The 2011 LTIP provides senior management with a long-term incentive opportunity designed to: (i) create focus on specific long-term goals aligned with shareholder interests, (ii) deliver a portion of a competitive pay package in a form that is not fixed but varies in relation to the long-term performance of S&T and (iii) serve as a vehicle for recruitment and retention. The target incentive payout is 20% of base salary and the maximum incentive payout is 25% of base salary (as limited by TARP requirements). The incentive is in the form of long-term restricted stock by dividing the target incentive by a grant date share value. One half of the shares will be earned based on remaining with S&T for three years (time-based restricted share awards). The other half will be earned based on S&T’s ROAE performance over a three year period (performance-based restricted share awards). The number of performance-based restricted share awards earned may rise to 150% of the target number of shares or shrink to zero shares based on performance. Payments to the NEOs will be made in the form of long-term restricted stock subject to vesting requirements and transferability restrictions as required by TARP. Payments are also subject to clawback provisions in accordance with TARP requirements. The LTIP contains the same Shareholder Protection Feature and Minimum Gateway Requirement as the 2011 MIP as described above. The Compensation Committee believes that these features, coupled with the long-term restricted stock and clawback requirements, provides for substantial protection against excessive or unnecessary risk-taking by any plan participant.

The 2011 EIP provided a cash incentive to all employees under the level of senior vice president, based on the achievement of a predetermined EPS goal that the Compensation Committee approved. The employees earn a percentage of their base salaries. The EPS goals and incentive percentages for 2011 were: $1.43–$1.50 for a 2% incentive, $1.51–$1.58 for a 2.5% incentive and above $1.58 for a 3% incentive. Eligible employees earned a 2% incentive for 2011, since the Compensation Committee, in its discretion under the 2011 EIP, determined that the EPS goal of $1.43–$1.50 would have been achieved if S&T had not repaid its CPP obligations under TARP. The Compensation Committee is implementing the 2012 EIP, which is substantially similar to the 2011 EIP, and provides for the following EPS goals and incentive percentages: $1.50–$1.54 for a 1% incentive, $1.55–$1.60 for a 2% incentive, 1.61 —$1.67 for a 2.5% incentive and above $1.68 for a 3% incentive.

In December 2011, the Compensation Committee engaged Buck to help in the continued refinement of an effective incentive for the Bank’s market teams, recognizing that the plan needs to be aligned with S&T’s overall objectives, and mutually supportive of other potentially more product-oriented existing incentive programs at S&T. The desired end result, pursued with support from Buck, is a fully developed incentive program that is ready for implementation during 2012, and sufficiently tested to ensure that the stated benefits of the plan are actually delivered. In February 2012, the Compensation Committee engaged Buck to assist in the drafting and review of the compensation information in the 2012 proxy statement. In 2012, Buck also advised the Compensation Committee on the 2012 MIP and 2012 LTIP.

After a careful evaluation of all employee incentive plans, the Committee concluded:

•	S&T’s incentive compensation plans do not encourage the SEOs to take unnecessary and excessive risks that could threaten the value of S&T;

•	The incentive compensation plans are structured so that their potential for generating unacceptable risk that could materially affect the value of S&T is limited; and

•	The incentive compensation plans are not structured to create substantial opportunities to benefit due to material manipulation of financial results.

Compensation and Benefits Committee:

Jeffrey Grube (Chairman);

John Delaney;

Michael Donnelly;

Joseph Kirk;

Robert Rebich, Jr.; and

Charles Spadafora

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides information concerning remuneration of the Named Executive Officers during 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value ($)(5)	All Other Compensation ($)(6)	Total ($)
Todd D. Brice	2011	475,000	0	95,030	0	66,640	400,900	48,069	1,085,639
President and Chief Executive	2010	425,000	0	0	0	127,500	216,400	40,479	809,379
Officer	2009	425,000	0	0	0	0	113,400	47,117	585,517

Mark Kochvar	2011	262,000	0	52,403	0	32,903	165,900	19,478	532,684
Sr. Executive Vice President	2010	236,539	0	49,993	0	55,073	85,500	16,433	443,538
and Chief Financial Officer	2009	180,000	0	0	0	0	44,100	21,011	245,111

Edward C. Hauck	2011	325,000	0	65,025	0	48,157	448,900	26,108	913,190
Sr. Executive Vice President	2010	311,538	0	0	0	75,646	253,200	23,923	664,307
and Chief Operating Officer	2009	300,000	0	0	0	0	196,900	26,953	523,853

David G. Antolik	2011	285,000	0	56,993	0	37,551	176,600	25,337	581,481
Sr. Executive Vice President	2010	276,538	0	0	0	67,159	91,200	23,308	458,205
and Chief Lending Officer	2009	265,000	0	0	0	0	50,700	22,858	338,558

David P. Ruddock	2011	250,000	0	50,023	0	35,813	202,000	25,304	563,140
Sr. Executive Vice President	2010	224,616	0	0	0	43,585	98,400	21,632	388,233
Chief Administrative Officer	2009	190,000	0	0	0	0	50,400	20,823	261,223
for Market Sales, Bank Operations and Corporate Technology

(1)	No management incentive bonuses were earned during fiscal years 2009, 2010 or 2011. The 2010 MIP replaced this management incentive plan that S&T suspended for 2009 in response to the challenging economic environment. The 2011 MIP replaced the 2010 MIP as an annual incentive award. See “Annual Incentive Awards” in the “Compensation Discussion and Analysis” on page 26.
(2)	On March 21, 2011, the Compensation Committee granted long-term restricted stock at a grant price of $21.25, the average of the high and low price of the Common Stock on the grant date, to the NEOs. The grants were in accordance with the 2011 LTIP, pursuant to its authority under the 2003 Plan, and are subject to transferability restrictions as required by TARP. See “Long-Term Incentive Plan” in the “Compensation Discussion and Analysis” on page 28. No awards were granted during 2009 and 2010, except for the grant to Mr. Kochvar of 2,807 restricted shares upon his promotion to Senior Executive Vice President and Chief Financial Officer. The amounts are based upon the average of the high and low prices for the stock on the date of the grant.
(3)	There were no option awards in 2009, 2010 and 2011.
(4)	This column includes the incentive payments resulting from the 2010 MIP and the 2011 MIP, which the Compensation Committee approved on March 15, 2011 and March 19, 2012, respectively, for performance during the previous completed fiscal year. Due to TARP restrictions, these payments were paid in long-term restricted shares, instead of cash, and are subject to a two-year vesting schedule and certain transferability restrictions. The recipients received the number of shares equal to the value of the cash awards, based upon the average of the high and low prices of the Common Stock over the preceding 30 trading days, including the date of the grant. See “Annual Incentive Awards” in the “Compensation Discussion and Analysis” on page 26.
(5)	This column shows the aggregate year-to-year change in the actuarial present value of the Named Executive Officer’s accrued pension benefit under all qualified and non-qualified defined benefit plans based on the assumptions used for ASC 715 “Compensation – Retirement Benefits” accounting purposes at each measurement date. As such, the change reflects changes in value due to an increase or decrease in the ASC 715 discount rate as well as changes due to the accrual of plan benefits.

(6)	The compensation represented by the amounts for 2009, 2010, and 2011 as set forth in the All Other Compensation column for the Named Executive Officers is detailed in the following table.

Name	Year	Company Contributions to Qualified Defined Contribution Plan(a)	Company Contributions to Nonqualified Defined Contribution Plan(b)	Company Car or Car Allowance(c)	Country Club Dues(d)	Company Paid Life Insurance Premiums(e)	Restricted Stock Dividends(f)	All Other Compensation
Todd D. Brice	2011	$8,420	$8,335	$14,138	$10,608	$1,531	$5,037	$48,069
	2010	8,250	6,625	13,263	10,156	1,531	654	40,479
	2009	8,250	7,008	17,412	10,753	1,531	2,163	47,117
Mark Kochvar	2011	7,966	0	6,000	0	2,025	3,487	19,478
	2010	7,457	0	6,000	0	1,822	1,154	16,433
	2009	6,744	6,348	6,000	0	883	1,036	21,011
Edward C. Hauck	2011	9,558	1,710	7,200	0	4,389	3,251	26,108
	2010	9,625	2,207	7,200	0	4,389	502	23,923
	2009	8,575	3,629	7,200	1,498	4,389	1,662	26,953
David G. Antolik	2011	6,788	3,355	10,885	0	1,448	2,861	25,337
	2010	8,575	1,118	10,938	1,308	936	433	23,308
	2009	8,575	2,292	8,165	1,498	894	1,434	22,858
David P. Ruddock	2011	8,781	0	11,011	1,404	1,924	2,184	25,304
	2010	7,904	0	10,940	1,308	1,124	356	21,632
	2009	7,300	0	9,903	1,498	937	1,185	20,823

(a)	Contributions by S&T Bank to the Thrift Plan, which is a qualified defined contribution plan. S&T Bank made matching contributions equal to 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The employee’s eligible compensation was $245,000 in 2009, 2010 and 2011.
(b)	Contributions by S&T Bank to the Nonqualified Plan that was established in order that certain management employees, including the Named Executive Officers, not lose benefits that would normally have accrued in qualified plans except for federal tax laws setting annual compensation limits for qualified plans and additional limitations related to highly-compensated employees.
(c)	This column represents the aggregate incremental cost to S&T for providing a car to the Named Executive Officer. The cost includes the expense of depreciation, insurance, registration fees, maintenance and fuel. Messrs. Kochvar and Hauck received car allowances, in lieu of company cars.
(d)	Membership dues paid to country clubs and social clubs. Expenses of a personal nature or related to a spouse are not paid by S&T.
(e)	This column includes the excess premiums reported as taxable compensation on the Named Executive Officer’s W-2 for life insurance at three times salary. This insurance benefit is provided to all full time employees on a nondiscriminatory basis.
(f)	Dividends on unvested restricted Common Stock, which are reported as taxable compensation on the Named Executive Officer’s W-2.

Grants of Plan-Based Awards for Fiscal Year 2011

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Todd D. Brice	3/19/2012	26,171	90,440	104,690
	3/21/2011				4,472	$95,030
Mark Kochvar	3/19/2012	12,922	45,190	53,050
	3/21/2011				2,466	$52,403
Edward Hauck	3/19/2012	18,913	65,000	74,750
	3/21/2011				3,060	$65,025
David Antolik	3/19/2012	14,747	51,300	59,850
	3/21/2011				2,682	$56,993
David Ruddock	3/19/2012	14,065	48,500	56,000
	3/21/2011				2,354	$50,023

(1)	These columns present the range of estimated future payouts under the 2011 MIP. The payments assume that the NEOs earned the individual component according to their actual individual goal achievement in 2011, with the corporate component being performance measure affecting the range of estimated payouts. The actual awards were paid on March 19, 2012 and are in the Summary Compensation Table for Fiscal Year 2011 in the Non-Equity Incentive Plan Compensation column. The actual awards were between Threshold and Target. For a more detailed description of the 2011 MIP, see “Annual Incentive Awards” in the “Compensation Discussion and Analysis” on page 26.
(2)	On March 21, 2011, the Compensation Committee granted long-term restricted stock at a grant price of $21.25, the average of the high and low price of S&T Common Stock on the grant date, to the NEOs, and are in the Summary Compensation Table for Fiscal Year 2011 in the Stock Awards column. The grants were in accordance with the 2011 LTIP, pursuant to the Compensation Committee’s authority under the 2003 Plan, and are subject to transferability restrictions as required by TARP. One half of the shares will be earned based on remaining with S&T for three years; the other 50% will be earned based on S&T’s ROAE performance over a three year period, 2011 through 2013. For a more detailed description of the 2011 LTIP, see “Long-Term Incentive Plan” in the “Compensation Discussion and Analysis” on page 28.

Effect of ARRA. The U.S. Treasury issued rules to implement new standards for executive compensation for CPP participants, including a prohibition on most types of incentive compensation other than certain grants of restricted stock. These new standards preclude the granting of stock options to the Named Executive Officers during the period S&T has outstanding obligations to the U.S. Treasury under CPP. ARRA permits grants of “long-term” restricted stock, but only to the extent the value of the stock does not exceed one-third of the total amount of annual compensation of the employee receiving the stock, and the stock is subject to certain vesting and transferability restrictions as described above under the heading “Emergency Economic Stabilization Act of 2008 and American Recovery and Reinvestment Act of 2009.” S&T likely will continue to make grants of restricted stock in future years. However, the extent of S&T’s use of restricted stock grants, and the changes that S&T will make to the terms of the grants in order to comply with ARRA, are subject to U.S. Treasury rules and regulations. S&T repaid its outstanding obligations to the U.S. Treasury under CPP in December 2011. Restricted stock granted in March 2012 pursuant to the 2011 MIP must comply with ARRA.

Outstanding Equity Awards at 2011 Fiscal Year

The following table sets forth information regarding the number of unexercised stock options and the number and value of unvested shares of restricted stock outstanding on December 31, 2011 for our Named Executive Officers. The market value of the stock awards is based on the closing price of S&T Common Stock as reported on The NASDAQ Stock Market on December 31, 2011 which was $19.55.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Todd D. Brice
Granted 12/15/2003	10,000	0	29.97	12/15/2013
Granted 12/20/2004	12,500	0	37.08	12/20/2014
Granted 12/19/2005	12,500	0	37.86	12/19/2015
Granted 12/17/2007					613	11,984
Granted 12/15/2008					152	2,972
Granted 03/15/2011					5,701	111,455
Granted 03/21/2011					4,472	87,428

Mark Kochvar
Granted 12/15/2003	6,500	0	29.97	12/15/2013
Granted 12/20/2004	6,500	0	37.08	12/20/2014
Granted 12/19/2005	6,500	0	37.86	12/19/2015
Granted 12/17/2007					64	1,251
Granted 12/15/2008					298	5,826
Granted 02/25/2010					1,403	27,429
Granted 03/15/2011					2,462	48,132
Granted 03/21/2011					2,466	48,210

Edward C. Hauck
Granted 12/15/2003	5,000	0	29.97	12/15/2013
Granted 12/20/2004	11,000	0	37.08	12/20/2014
Granted 12/19/2005	11,000	0	37.86	12/19/2015
Granted 12/17/2007					474	9,267
Granted 12/15/2008					112	2,190
Granted 03/15/2011					3,382	66,118
Granted 03/21/2011					3,060	59,823

David G. Antolik
Granted 12/15/2003	3,250	0	29.97	12/15/2013
Granted 12/20/2004	10,000	0	37.08	12/20/2014
Granted 12/19/2005	10,000	0	37.86	12/19/2015
Granted 12/17/2007					408	7,976
Granted 12/15/2008					97	1,896
Granted 03/15/2011					3,003	58,709
Granted 03/21/2011					2,682	52,433

David P. Ruddock
Granted 12/15/2003	10,000	0	29.97	12/15/2013
Granted 12/20/2004	10,000	0	37.08	12/20/2014
Granted 12/19/2005	10,000	0	37.86	12/19/2015
Granted 12/17/2007					343	6,706
Granted 12/15/2008					70	1,369
Granted 03/15/2011					1,949	38,103
Granted 03/21/2011					2,354	46,021

(1)	The S&T Board awarded the restricted shares of Common Stock, as follows: on December 17, 2007 with 25% vesting each year, beginning on January 1, 2009; on December 15, 2008 with 25% vesting each year, beginning on January 1, 2010; on March 15, 2011 with 100% vesting on the second anniversary date of the grant; and on March 21, 2011 with 50% vesting on the third anniversary, based on achievement of corporate performance goals, and 25% vesting on the second and third anniversaries, respectively. The grants on March 15, 2011 and March 21, 2011 were pursuant to the 2010 MIP and 2011 LTIP, respectively.
(2)	Calculated based on $19.55, which was the closing price of S&T’s Common Stock on December 31, 2011.

Option Exercises and Stock Vested in Fiscal Year 2011

The following table sets forth information regarding the number and value of stock options exercised and restricted stock vested during 2011 for our Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Todd D. Brice	0	$0	689	$15,813
Mark Kochvar	0	0	1,735	38,611
Edward C. Hauck	0	0	530	12,164
David G. Antolik	0	0	458	10,511
David P. Ruddock	0	0	379	8,698

(1)	S&T Bancorp Restricted Stock Grant of 2007 vested 25% on January 1, 2011, and will be fully vested on January 1, 2012. The Restricted Stock Grant of 2008 vested 25% on January 1, 2011 and will be fully vested as of January 1, 2013. The value realized on vesting is based on the average of the high and low price of S&T Bancorp, Inc. stock on the close of the market on the date of the vesting.

Pension Benefits

Name	Plan Name	Number of years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Todd D. Brice	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	27 27	$657,900 563,500	—
Mark Kochvar	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	20 20	$466,600 6,800	—
Edward C. Hauck	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	37 37	$1,437,200 505,900	—
David G. Antolik	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	22 22	$430,800 84,200	—
David P. Ruddock	Employees’ Retirement Plan of S&T Bank S&T Bancorp, Inc. Supplemental Savings and Make-up Plan	27 27	$633,300 11,400	—

The present values shown above are based on benefits earned as of December 31, 2011 under the terms of the Employees’ Retirement Plan of S&T Bank (the “Retirement Plan”) and the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) as summarized below. Present values are determined in accordance with the assumptions used for purposes of measuring S&T Bank’s pension obligations under ASC

715 as of December 31, 2011, including a discount rate of 4.75%, with the exception that benefit payments are assumed to commence at age 62, the earliest age at which unreduced benefits are payable. Mr. Hauck was eligible to retire as of December 31, 2011 and receive 85.83% of his benefits based on the reduction for early retirement described below.

Employees’ Retirement Plan of S&T Bank

The Employees’ Retirement Plan of S&T Bank (“Plan”) is a defined benefit pension plan that covers substantially all employees hired prior to 2008. The Plan provides benefits that are based on years of service and compensation. Benefits payable under the Plan at normal retirement, age 65, are determined under the following formula.

1.0% of Average Final Compensation up to Covered Compensation, times Benefit Service

Plus

1.5% of Average Final Compensation in excess of Covered Compensation, times Benefit Service

For purposes of determining the normal retirement benefit, the terms used above have the following meanings:

•

Average Final Compensation is the average compensation received during the highest 5 consecutive years out of the last 10 years prior to retirement or termination of employment. Compensation generally means total cash remuneration determined before reductions for employee contributions for 401(k) or other pre-tax benefits, but does not include amounts deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan. Compensation is limited each year as required by Federal law (limit was $245,000 for 2011).

•

Covered Compensation is the average of the Social Security taxable wage bases in effect for each year in the 35-year period ending with the calendar year in which a participant retires or terminates employment.

•	Benefit Service generally means an employee’s period of employment with S&T Bank after attainment of age 21.

Participants’ benefits under the Plan are 100% vested after completion of five years of service. Participants who terminate employment prior to age 55 with a vested benefit are entitled to receive their full accrued benefit at normal retirement, age 65, or upon election, can receive actuarially reduced benefits as early as age 55. Participants who terminate employment after age 55 with at least 10 years of service are eligible to receive early retirement benefits under the Plan. For participants who met certain age and service requirements as of December 31, 2007, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 62. For participants who did not meet these requirements, early retirement benefits are reduced 5/12 of 1% for each month by which the date benefit payments commence precedes age 65.

Accrued benefits under the Plan are payable in the form of a ten-year certain and life annuity that provides equal monthly payments for the participant’s life with a minimum of 120 monthly payments guaranteed. Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. A 50% joint and survivor annuity provides a reduced monthly payment for the participant’s life with 50% of the payment continuing for the spouse’s life following the participant’s death. Various optional annuity forms of payment are available under the Plan. For participants who terminate employment after January 1, 2012, a single lump sum payment is also available. All forms of payment are actuarially equivalent in value.

S&T Bancorp, Inc. Supplemental Savings and Make-up Plan

As noted above under the definition of Average Final Compensation for the Employees’ Retirement Plan of S&T Bank, compensation deferred under the S&T Bancorp, Inc. Supplemental Savings and Make-up Plan (the “Nonqualified Plan”) is not included as eligible compensation and includable compensation is limited as a result of maximums imposed by law. The Nonqualified Plan restores benefits that are not payable by the Retirement Plan as a result of the executive’s election to defer compensation or as a result of the compensation limit. The provisions described above for the Retirement Plan apply to this plan as well, with the exception that upon termination or retirement participants automatically receive their benefit in the form of an actuarially equivalent lump sum, which is credited to their account under this plan and paid out in accordance with their distribution election.

Nonqualified Deferred Compensation

The following table provides information with respect to the Nonqualified Plan and the Named Executive Officers. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Todd D. Brice	16,669	8,335	(772)	0	163,245
Mark Kochvar	0	0	(1,245)	0	122,008
Edward C. Hauck	3,682	1,710	(672)	0	88,292
David G. Antolik	5,752	3,355	(382)	0	78,971
David P. Ruddock	0	0	0	0	0

(1)	The amounts in this column have been included in the “All Other Compensation” column of the Summary Compensation Table.

The Nonqualified Plan offers certain management employees, including the Named Executive Officers, the opportunity to continue to defer income on a tax deferred basis that exceeds annual contribution or compensation limits for qualified plans. In addition, the Nonqualified Plan can be used by highly-compensated employees who are limited to the salary deferral limit to the Thrift Plan. The employee may elect to defer a percentage of compensation from each payroll under the Supplemental Savings provision. The employee may also elect to contribute at the same deferral rate as for the Thrift Plan after reaching a contribution or compensation limit under the Make-up provision.

S&T Bank makes employer matching and year end profit sharing contributions to the Nonqualified Plan that cannot be made to the qualified plans due to the aforementioned limits. The match is 3.5% of the deferral amount, except the match on deferrals under the Make-up provision, which are matched 100% of the first 1% of the employee’s eligible compensation and 50% of the next 5% of the employee’s eligible compensation, up to 3.5% of the employee’s eligible compensation. The year end profit sharing bonus is at the same percentage as for the Thrift Plan and applies to eligible compensation that exceeds the compensation limit for qualified plans.

The participants may elect the allocation percentages for employee deferrals and employer contributions into two large capitalization mutual funds and a money market mutual fund in a Rabbi Trust. The Thrift Plan Committee at S&T Bank determines the investment vehicles in the Rabbi Trust, which currently are Vanguard 500 Index Fund, Selected American Shares D and Federated Prime Obligations Fund.

As described earlier, distributions from the Nonqualified Plan are in accordance with the participant’s distribution election. The Nonqualified Plan is subject to the provisions of Section 409A of the Code.

Termination of Employment and Change-in-Control Arrangements

As described above, our NEOs do not have employment agreements. The NEOs would receive payments from S&T in connection with a termination from employment pursuant to their change-in-control agreements. The amount of the payment would vary, depending upon whether the termination was due to resignation, retirement, severance, good cause or change in control of S&T. In the event of death, the NEO’s beneficiary, heirs or estate would be entitled to certain payments.

Importantly, provisions of EESA and ARRA, which became effective on February 17, 2009, limit or eliminate S&T’s ability to pay any severance or change in control payments to the NEOs, among others. However, SEC regulations require S&T to report compensation in the table below that would have been paid had the termination event occurred on the last day of S&T’s fiscal year. The discussion and figures below are limited by such new restrictions only to the extent applicable to S&T on December 31, 2011. Importantly, provisions of EESA and ARRA are not reflected in the discussion or table below.

Resignation. There are no employment agreements between S&T and any of the NEOs; therefore, in the event of resignation, the NEO would receive salary payments and participate in S&T’s benefit plans through the date of separation from employment. There would be no additional payments. The NEO would forfeit any unexercised nonstatutory stock options under the S&T Bancorp, Inc. Amended and Restated 1992 Incentive Stock Plan (the “1992 Plan”) immediately following the date of separation from employment. Nonstatutory stock options under the 2003 Plan would be forfeited if not exercised within one month of separation from service.

Retirement. Upon retirement, the NEOs would receive pension benefits as described above in “The Retirement Plan” and the “The Nonqualified Plan.” Married participants must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. Various optional annuity forms of payment are available under the Retirement Plan. For participants who terminate employment after January 1, 2012, a single lump sum payment is also available. All forms of payment are actuarially equivalent in value.

	The Retirement Plan		The Nonqualified Plan, Lump Sum Benefit as of 1/1/2012(3)
	Date Payable(1)	Annual Benefit(2)
Todd D. Brice	age 65	$84,100	$201,800
Mark Kochvar	age 65	$52,900	$2,600
Edward C. Hauck	1/1/2012	$99,500	$387,800
David G. Antolik	age 65	$66,600	$26,500
David P. Ruddock	age 65	$73,700	$4,300

(1)	Mr. Hauck was eligible to retire and receive 85.83% of his benefit payable on January 1, 2012 as described in “The Retirement Plan” above. Messrs. Brice, Kochvar, Antolik, and Ruddock were not eligible for early retirement as of December 31, 2011, and are presented at what their respective benefit would be upon retirement at age 65 if they had terminated employment on December 31, 2011.
(2)	The NEOs are married participants and must receive their benefit in the form of a 50% joint and survivor annuity with 120 monthly payments guaranteed unless their spouse consents to a different form of a payment. The annual benefits shown in this column are payable for the participant’s life with a minimum of 120 monthly payments guaranteed. After 120 monthly payments have been made, 50% of the amount shown continues for the spouse’s life following the participant’s death. If the NEO became deceased prior to retiring, the NEO’s surviving spouse would receive the amount shown for ten years commencing as of the date shown, reducing to 50% of the amount shown after ten years and continuing for the remainder of her lifetime.
(3)

The NEO receives a lump sum payment upon retirement or termination as described above in “The Nonqualified Plan.” The lump sum payment is determined as the present value of a ten-year certain and life annuity based on an interest rate of 8.0% and a mortality table specified by the terms of the plan, and is deposited into the NEO’s Nonqualified Plan deferred compensation account. Currently, the NEOs have elected to receive a lump sum distribution at age 70, but may change their elections to an earlier date, for the amount of their payments accrued prior to January 1, 2005. The Named Executive Officers individually elected a time and form of payment for payments accrued after December 31, 2004, as allowed by the Nonqualified Plan and permitted by Section 409A.

The NEO continues to hold any unexercised nonstatutory stock options granted under the 1992 Plan for the earlier of five years or the normal expiration date of the option. Nonstatutory stock options granted under the 2003 Plan are held until the normal expiration date of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

Severance, constructive termination and change in control. As described in the CD&A, during 2011, S&T had change in control agreements in effect with each of the NEOs. The agreement for Mr. Brice provided that if he was terminated: (i) without cause within six months preceding a change in control; (ii) within three years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board; or (iii) if he voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (for “good reason”), Mr. Brice would be entitled to receive a lump sum cash payment based on 300 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for three years. Each agreement for the other NEOs provide that if the executive was terminated: (i) without cause within six months preceding a change in control; (ii) within two years following the occurrence of certain “changes in control” of S&T or of S&T Bank that were not pre-approved by the S&T Board; or (iii) if the executive voluntarily terminated his employment with S&T under certain specified circumstances following a change in control (for “good reason”), the NEO would be entitled to receive a lump sum cash payment based on 200 percent of his salary immediately preceding the change in control and to receive certain continuing S&T employee benefits for two years. The definition of “change in control,” as used in the change in control agreements, is fully described on page 31 of this Proxy Statement under the section “Change in Control.” In addition, unvested nonstatutory stock options would immediately vest and become exercisable, under the 1992 Plan and the 2003 Plan.

The following table provides the payments that each NEO would have received in connection with severance, constructive termination or upon a change in control of S&T at December 31, 2011, without giving effect to the limitations imposed by EESA and ARRA:

Name	Multiple of Salary	Lump Sum Payment	Value of Vesting Nonstatutory Stock Options(1)	Value of Welfare Benefits(2)	Total Value of Payments(3)
Todd D. Brice	3X	$1,425,000	$0	$49,995	$1,474,995
Mark Kochvar	2X	524,000	0	21,748	545,748
Edward C. Hauck	2X	650,000	0	25,986	675,986
David G. Antolik	2X	570,000	0	13,462	583,462
David Ruddock	2X	500,000	0	32,744	532,744

(1)	The unvested nonstatutory options were not in the money as of December 31, 2011; therefore, the NEO would have realized no value resulting from the vesting.
(2)	The value of welfare benefits for 12 months is comprised of health benefits at the COBRA premium rate and of life insurance, accidental death and disability insurance and long-term disability insurance at the current premiums paid by S&T. The amount represents the aggregate value of the welfare benefits received for two or three years, as applicable and in accordance with the terms of the executive’s change in control/severance agreement.
(3)	As discussed above, EESA, as amended by ARRA, generally prohibits the payment of severance or change in control payments to NEOs and each of the NEOs has executed an agreement acknowledging such restriction. Accordingly, because of these restrictions, these amounts would not have been actually paid in connection with a severance, constructive termination or change in control as of December 31, 2011.

Death. Upon the death of an NEO, except for what is described above for termination due to retirement, there are no payments above the life and accidental death and dismemberment insurance proceeds through the S&T Bank Welfare Benefit Plan. The heirs or estate of the NEO will receive any unexercised nonstatutory stock options for the remaining term of the option. Unvested options continue to vest according to the original vesting schedule for the grant.

RELATED PERSON TRANSACTIONS

Transactions with Related Parties

S&T Bank has made, and expects to make in the future, extensions of credit in the ordinary course of business to certain directors and officers. These loans are made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the same time for comparable loans with persons not related to the lender. Such loans do not involve more than normal risk of collectability or present unfavorable features.

On January 31, 1992, S&T Bank entered into a limited partnership arrangement with RCL Partners, Inc. for the construction of 30 apartments in Indiana, Pennsylvania targeted for senior citizens. The total investment by S&T Bank in 1992 was $1,761,766 and entitled S&T Bank to certain tax credits, tax depreciation benefits and a share of cash flows under the Code Section 42 program. Messrs. Delaney (and affiliated parties) and Gatti (and affiliated parties), members of the S&T Board, each hold a one-third interest in RCL Partners, Inc.

During 2011, S&T Bank made payments of $176,890 to Ms. Toretti (and affiliated parties), a member of the S&T Board, for the lease of operations, branch and administrative facilities and parking spaces. On October 1, 1986, S&T Bank entered into an agreement to lease, from Ms. Toretti and Michael Toretti as trustees under an irrevocable trust, a building and land used as S&T Bank’s North Fourth Street branch and operations center. The terms of the agreement provide for payment of $10,000 per month for the first five years and options to renew for four five-year terms with rent for each option term to be the rent from the previous term, plus 5%. On October 1, 2006, S&T Bank exercised its fourth renewal option at $12,155 per month. Additionally, in September 2006, S&T Bank exercised an extension agreement beginning October 1, 2011 at $12,763 per month providing for four five-year terms at the same terms and conditions of the original lease. On December 29, 2010, S&T entered into a sublet agreement for parking spaces with Palladio, LLC, a related entity of Ms. Toretti, to lease 14 parking spaces for $9,818 from January 1, 2011 through September 15, 2011. On June 27, 2011, written consent was given by landlord to tenant to sublet the 14 spaces to S&T, effective September 16, 2011, for $14,280 per year, increasing $540 per year over the remaining five-year term. S&T prepaid $14,280 for parking spaces through September 15, 2012. S&T also paid $4,500 for snow removal for the leased parking spaces. Total payment for 2011 was $28,598.

During 2011, S&T Bank made payments of $435,609 to a company owned by Mr. Thomas A. Brice for the purchase of furniture and other furnishings for the headquarters, branch offices and operational centers. Mr. Thomas A. Brice’s son, Todd D. Brice, is a director and is employed by S&T and S&T Bank as president and chief executive officer. Todd Brice earned $475,000 in salary and bonuses in 2011, as disclosed in the Summary Compensation Table on page 39. Mr. Thomas Brice retired from the S&T Board, effective April 26, 2011.

On May 4, 2001, S&T Insurance Group, LLC, and Attorneys Abstract Company, Inc. entered into an agreement to form S&T Settlement Services, LLC (“STSS”), with respective ownership interests of 55% and 45%. STSS is a title insurance agency serving commercial customers. S&T Bank owns a 100% interest in S&T Insurance Group, LLC; Mr. Papernick owns 66.67% of the stock of Attorneys Abstract Company, Inc., which received $70,830 in 2011 from its interest in STSS. In addition, Director Papernick has a son who has a material interest in the law firm Papernick & Gefsky, LLC, which provided legal services to S&T Bank and received payments of $66,186 during 2011. Director Gatti has a son who has material interest in TREK Development Group, which is typically the general partner or co-general partner, project developer, consultant and syndicator for Code Section 42 Low Income Housing projects in which S&T Bank invests as limited partner. Multiple projects received a total of $854,250 of developer fees in 2011.

See also “Compensation Committee Interlocks and Insider Participation” on page 15.

Review, Approval or Ratification of Transactions with Related Persons

S&T has a written policy for the review, approval or ratification of transactions with Related Persons and Related Parties (collectively, the “Related Parties”). On an annual basis, each director and executive officer must submit a Director and Executive Officers’ Questionnaire (the “Questionnaire”) for the purpose of assisting in the administration of this policy. The Questionnaire requests the identification of the Related Parties.

Any person nominated to stand for election as a director must submit a Questionnaire no later than the date of his or her nomination. Any person who is appointed as a director or an executive officer must submit a Questionnaire prior to such person’s appointment as a director or executive officer, except in the case of an executive officer where due to the circumstances it is not practicable to submit the Questionnaire in advance, in which case the Questionnaire must be submitted as soon as reasonably practicable following the appointment.

Directors and executive officers are expected to notify the CRO of any updates to the list of Related Parties. The CRO disseminates a Related Party master list as appropriate within S&T. The recipients of the master list utilize the information contained therein in connection with their respective business units, departments and areas of responsibility to effectuate this policy.

The S&T Board has determined that the Nominating Committee is best suited to review and approve Related Party Transactions.

At each calendar year’s first regularly scheduled Nominating Committee meeting, management recommends Related Party Transactions to be entered into by S&T for that calendar year, including the proposed aggregate value of such transactions if applicable. In addition, the Nominating Committee reviews any previously approved or ratified Related Party Transactions that remain ongoing. Based on all relevant facts and circumstances, taking into consideration S&T’s contractual obligations, the Nominating Committee determines if it is in the best interests of S&T and its shareholders to approve or disapprove such proposed transactions or to continue, modify or terminate ongoing Related Party Transactions.

At each subsequently scheduled meeting, management updates the Committee as to any material change regarding approved Related Party Transactions.

In the event management recommends any further Related Party Transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to consultation with the Committee Chairperson, and ratification by the Committee at the next scheduled meeting; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.

The Nominating Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions will be deemed to be pre-approved by the Committee:

1.	Any compensation paid to executive officers provided S&T’s Compensation Committee approved or recommended that the S&T Board approve such compensation.

2.	Any compensation paid to a director if the compensation is required to be reported in S&T’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

3.	Any transaction where the Related Party’s interest arises solely from ownership of Common Stock and all shareholders received the same benefit on a pro rata basis (e.g., dividends).

4.	Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

5.	Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees S&T’s financial reporting process on behalf of the S&T Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm (“Independent Auditor”), who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of S&T’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards or as are required by Statement on Auditing Standards No. 114 (“Communication with Audit Committees”). The Audit Committee reviewed and discussed the audited financial statements with management and the Independent Auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the Independent Auditor required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”), and has discussed with the Independent Auditor the auditor’s independence. The Audit Committee has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with S&T’s internal auditors and Independent Auditor the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Independent Auditor to discuss the results of their examinations, their evaluations of S&T’s internal controls and the overall quality of S&T’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the S&T Board, and the S&T Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

Submitted by the Audit Committee of the S&T Bancorp, Inc. Board of Directors:

Joseph Kirk (Chairperson); John Brenzia; Jeffrey Grube; Frank Jones; James Milano; and Robert Rebich, Jr.

In accordance with and to the extent permitted by applicable law or regulation, the information contained in the Report of the Audit Committee and the Audit Committee Charter shall not be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, and shall not be deemed to be soliciting material or to be filed with the SEC under the Exchange Act.

SHAREHOLDER PROPOSALS

Any proposal that a shareholder of S&T intends to present at the 2013 S&T annual meeting of shareholders must be received in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, on or before November 25, 2012. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, the proposal will be considered for inclusion in S&T’s proxy statement and proxy form relating to such meeting.

Notice to S&T of a shareholder director nomination submitted otherwise than pursuant to Rule 14a-8 must be submitted in writing by the Secretary of S&T at S&T’s Administrative Office (its principal executive offices), 800 Philadelphia Street, Indiana, Pennsylvania, not earlier than the close of business on the 120th day, nor later than the close of business on the 60th day, immediately preceding the date of the Annual Meeting, and the persons named in the proxies solicited by S&T’s Board for its 2013 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal as to which S&T does not receive a timely notice. Such proposals should be submitted by means that permit proof of the date of delivery, such as certified mail, return receipt requested.

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. In accordance with the S&T By-laws, no persons other than the Company’s nominees may be nominated for director election or elected at the Annual Meeting. However, should any other matter requiring a vote of the shareholders properly come before the meeting, the persons named in the enclosed proxy will vote the shares represented by the proxies on such matter as determined by a majority of the S&T Board. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

By Order of the Board of Directors,

Ernest J. Draganza Secretary

WE HAVE MAILED TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 (AS FILED WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS THERETO). WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON BEING SOLICITED BY THE PROXY STATEMENT, UPON THE WRITTEN REQUEST OF SUCH PERSON, ADDITIONAL COPIES OF OUR FORM 10-K. PLEASE DIRECT ALL SUCH REQUESTS TO: SECRETARY OF S&T, 800 PHILADELPHIA STREET, INDIANA, PENNSYLVANIA 15701. IN ADDITION, THE FORM 10-K AND EXHIBITS ARE AVAILABLE ON THE INTERNET AT WWW.STBANCORP.COM . THE FORM 10-K IS NOT PART OF THESE SOLICITATION MATERIALS.

March 22, 2012

ANNUAL MEETING OF SHAREHOLDERS OF

S&T BANCORP, INC.

April 23, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2012

S&T’s Proxy Statement for the 2012 Annual Meeting of Shareholders

and S&T’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are available at http://proxyvote.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

▼  Please detach along perforated line and mail in the envelope provided.  ▼

REVOCABLE PROXY

S&T BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 23, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints James B. George and Dr. Paul B. Johnston or either of them, or any successors, with full powers of substitution, to act as attorneys and proxies for the undersigned to vote all shares of the common stock of S&T Bancorp, Inc. (“S&T”), par value $2.50 per share (“S&T Common Stock”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the “Meeting”), to be held at the S&T Training and Support Center, located at 355 North Fifth Street, Indiana, Pennsylvania, on April 23, 2012, at 10:00 a.m., Eastern Time, and at any and all adjournments thereof, as indicated on the reverse hereof.

Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of S&T at the Meeting of the shareholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from S&T prior to execution of this proxy of the Notice of Meeting and the Proxy Statement. The undersigned hereby revokes any and all proxies heretofore given with respect to the undersigned’s shares of S&T Common Stock.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on the reverse side)

S&T BANCORP, INC. 800 PHILADELPHIA ST INDIANA, PA 15701

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com.

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/STBA

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M44258-P22400	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

S&T BANCORP, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL”.			☐	☐	☐
1	ELECTION OF DIRECTORS TO SERVE TERMS EXPIRING IN 2013
Nominees:
	01)	John N. Brenzia	09) David L. Krieger
	02)	Todd D. Brice	10) James V. Milano
	03)	John J. Delaney	11) James C. Miller
	04)	Michael J. Donnelly	12) Alan Papernick
	05)	William J. Gatti	13) Robert Rebich, Jr.
	06)	Jeffrey D. Grube	14) Charles A. Spadafora
	07)	Frank W. Jones	15) Christine J. Toretti
	08)	Joseph A. Kirk	16) Charles G. Urtin

	Vote on Proposals – THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3, AND EVERY “1 YR” FOR PROPOSAL 4.						For	Against	Abstain

	2 TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012.						☐	☐	☐
	3 TO APPROVE THE NON-BINDING, ADVISORY PROPOSAL ON THE COMPENSATION OF S&T BANCORP, INC.’S EXECUTIVE OFFICERS.						☐	☐	☐
						1 Yr	2 Yr	3 Yr	Abstain

	4 TO APPROVE THE NON-BINDING, ADVISORY PROPOSAL ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF S&T BANCORP, INC.’S EXECUTIVE OFFICERS.					☐	☐	☐	☐

TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Only shareholders of record as of the close of business on March 19, 2012 are entitled to notice of and to vote at such meeting or any adjournment thereof

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSALS 2 AND 3, AND EVERY “1 YEAR” FOR PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, INCLUDING MATTERS RELATING TO THE CONDUCT OF THE MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]			Date	Signature (Joint Owners)			Date